UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Willbros Group, Inc.

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WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WILLBROS GROUP, INC. TO BE HELD JUNE 1, 2016

Time and Date:	8:30 a.m., local time, Wednesday, June 1, 2016

Place:	The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027

Items of Business:	• Elect two Class II directors for three-year terms;

• Act upon a proposal to amend our Certificate of Incorporation to declassify the Board of Directors;

• Conduct an advisory vote on executive compensation;

• Act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

• Transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	You can vote if you were a stockholder of record at the close of business on April 13, 2016.

Voting Options:	• If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided.

•    If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Date of this Notice:	April 28, 2016

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be Held on June 1, 2016:

Stockholders may view this proxy statement, our form of proxy and our 2015 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2016

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 1, 2016, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 28, 2016, to stockholders of record on April 13, 2016.

Only holders of record of our common stock at the close of business on the record date, April 13, 2016, will be entitled to notice of, and to vote at, the Annual Meeting. As of April 13, 2016, there were issued and outstanding 62,621,504 shares of our common stock. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Willbros Group, Inc. (the “Board of Directors” or the “Board”).

Q:	Where and when is the Annual Meeting?

A:	8:30 a.m., local time, Wednesday, June 1, 2016 at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027.

Q:	What am I voting on at the Annual Meeting?

A:	•	The election of two Class II directors for three-year terms.

•	A proposal to amend our Certificate of Incorporation to declassify the Board of Directors.

•	An advisory vote on executive compensation.

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

•	“FOR” the election of all of the nominees for director named in this proxy statement;

•	“FOR” the approval of the amendment to our Certificate of Incorporation;

•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement; and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2016.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•	VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

•	VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

•	VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

•	“FOR” the election of both of the nominees for director named in Proposal 1;

•	“FOR” Proposal 2;

•	“FOR” Proposal 3; and

•	“FOR” Proposal 4.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—Election of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. Abstentions do not count as votes for or against the nominee’s election.

Proposal 2—Approval of Amendment to our Certificate of Incorporation. The approval of the amendment to our Certificate of Incorporation requires the affirmative vote of the holders of 75 percent or more of our outstanding shares of common stock. Abstentions will have the effect of a vote against the proposal.

Proposal 3—Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on Willbros or the Board of Directors.

Proposal 4—Ratification of Independent Registered Public Accounting Firm. The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 will be ratified if a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting, vote in favor. Abstentions will have the effect of a vote against the proposal.

A broker non-vote will have no effect on the outcome of the election of directors or Proposals 3 and 4. A broker non-vote will have the effect of a vote against Proposal 2.

Q: How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may, under certain circumstances, vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs.

The proposal seeking ratification of our independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions. The election of directors, the proposal seeking approval of the amendment to our Certificate of Incorporation and the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers are considered “non-routine” matters. Consequently, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. In addition, we have retained Alliance Advisors, Inc. to aid in the solicitation of proxies who will be paid a fee of $18,000 plus out-of-pocket disbursements and expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of the following four ways at any time before your proxy is used:

•	You can enter a new vote by telephone or Internet;

•	You can revoke your proxy by giving written notice to the Secretary of Willbros at any time before it is voted;

•	You can send a later dated proxy changing your vote; or

•	You can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call Lori Pinder, Corporate Secretary, at (713) 403-8000.

Q:	When are the stockholder proposals for the Annual Meeting held in 2017 due?

A:	In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at Five Post Oak, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before December 29, 2016. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to our Corporate Secretary at Five Post Oak, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than February 1, 2017, and no later than March 3, 2017.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors shall consist of not less than three or more than 12 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at eight, but has been reduced to seven effective as of the date of the Annual Meeting. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class II directors (Messrs. McNabb, Sluder and Williams) will expire at the Annual Meeting. The terms of the current Class III directors (Messrs. DiPaolo and Lonergan) and Class I directors (Messrs. Fournier, Lebens and Wedemeyer) will expire at the annual meetings of stockholders to be held in 2017 and 2018, respectively.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated each of Robert L. Sluder and S. Miller Williams for election as a Class II director for a term expiring at the annual meeting of stockholders in 2019 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation. Messrs. Sluder and Williams, who currently serve as Class II directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class II director. John T. McNabb, II, who currently serves as a Class II director and whose term expires at the Annual Meeting, is retiring from the Board of Directors as of the date of the Annual Meeting. We are appreciative of Mr. McNabb’s service to the Company and the valuable counsel and business advice he has provided as a member of the Board of Directors since 2006. The Board position being vacated by Mr. McNabb is being eliminated as a result of the size of the Board being reduced to seven.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Sluder and Williams. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

In connection with our acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement dated March 11, 2010 (as amended and restated, the “Stockholder Agreement”) with InfrastruX Holdings, LLC (“InfrastruX”). Pursuant to the Stockholder Agreement, Michael C. Lebens and Daniel E. Lonergan serve on the Board of Directors as designees of InfrastruX. For a more complete discussion of the Stockholder Agreement, see the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below.

Our Bylaws require that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. Both of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director in Class II is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee currently serving in Class II who is up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director currently serving in Class II who failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.

After giving effect to Mr. McNabb’s retirement as of the date of the Annual Meeting and related reduction of the size of the Board to seven members, the average tenure of our directors as of the date of this proxy statement is approximately 5.7 years.

The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors (Class II Directors with Terms Expiring May 2019)

Robert L. Sluder, age 66, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.

Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.

S. Miller Williams, age 64, was elected to the Board of Directors in May 2004 and was appointed non-executive Chairman of the Board effective December 1, 2015. He served as Lead Independent Director of the Board from August 2014 to December 2015. From April 2011 to August 2013, he was Chief Operating Officer and Chief Financial Officer of LinkBermuda Ltd, a telecommunications services company based in Bermuda. He has been Managing Director of Willvest, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company that provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President—Corporate Development, General Manager – International and Chairman of WCG Ventures, the company’s venture capital fund.

Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to augment his role as non-executive Chairman of the Board.

Directors Continuing in Office

Class III

(Term Expires May 2017)

Edward J. DiPaolo, age 63, was elected to the Board of Directors in May 2009. Mr. DiPaolo has served as a Senior Advisor for Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, since 2011. He was an Energy Partner at Growth Capital Partners, L.P., an investment and merchant banking firm, from 2003 to June 2011. Prior to that, Mr. DiPaolo worked for over 27 years at Halliburton Company, where he held several managerial and technical positions. He retired as a Group Senior Vice President of Global Business Development in 2003. Previous roles at Halliburton included North American Regional Vice President and Far East Regional Vice President. In these roles, Mr. DiPaolo was responsible for overall operations of Halliburton Energy Services’ North American and Far East operations. He currently serves on the board of directors of the following SEC reporting companies: Seventy Seven Energy Inc. (where he also serves as Chairman of the Board) and Evolution Petroleum Corporation (where he also serves as Lead Director), as well as several private company boards. He has also served on the boards of Superior Well Services, Inc., Boots & Coots, Inc. (where he also served as interim Chairman of the Board), Innicor Subsurface Technologies Inc., Eurasia Drilling Company Limited and Edgen Murray Corporation, all of which were sold within the past 10 years. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering in 1976 and an honorary doctorate of science in 2013 from West Virginia University. He also serves on the Advisory Board for the West Virginia University College of Engineering and is a member of the Society of Petroleum Engineers.

Mr. DiPaolo’s extensive business development experience, knowledge of our customer base, and service on numerous public and private company boards, enable him to provide a significant contribution to matters related to our operations and board governance. His executive leadership and industry experience provide in-depth business, financial and strategic knowledge that strengthens our Board of Directors. He has the necessary experience with respect to corporate governance matters to serve as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors.

Daniel E. Lonergan, age 59, was elected to the Board of Directors in July 2010. Mr. Lonergan is the Chief Executive Officer, a Senior Managing Director and a founding member of Tenaska Capital Management, LLC and has more than 30 years of experience in the energy and power industries in strategic planning, mergers, acquisitions, business development, finance, financial reporting and administration. Tenaska Capital Management manages power and energy-focused private equity investments and has executed over $6.5 billion of energy investments. Mr. Lonergan joined Tenaska in 1997 as Vice President of Tenaska’s finance division. Mr. Lonergan serves on the Investment Committee of Tenaska Capital Management and the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company. Prior to joining Tenaska, Mr. Lonergan held a variety of executive positions in the energy sector, including Vice President of Finance for the non-regulated businesses of MidAmerican Energy Company, where he was responsible for all finance, accounting, planning and administrative functions; and a variety of other financial management positions with Iowa-Illinois Gas and Electric. Mr. Lonergan earned both his undergraduate and M.B.A. degrees from the University of Iowa.

Mr. Lonergan’s extensive knowledge of the energy and power industry provides a considerable contribution to our Board of Directors. His experience in mergers and acquisitions, finance and business development also enable him to make significant contributions with respect to strategic and operational planning. His experience in finance and accounting positions provides the necessary financial reporting and accounting expertise to serve as a member of the Audit Committee of the Board of Directors and to be considered one of our audit committee financial experts as defined by the SEC.

Class I Directors

(Terms Expiring May 2018)

Michael J. Fournier, age 53, has been Chief Executive Officer and a Director of the Company since December 2015, President of the Company since October 2014 and Chief Operating Officer of the Company since July 2014. He joined Willbros in August 2011 as Chief Operating Officer of Canada operations and served as President of Canada operations from September 2012 to July 2014. Prior to joining Willbros, he filled successive roles starting as an Operations Manager and finishing as President of Aecon Lockerbie Construction Group, Inc., a construction and infrastructure development company, and its predecessor entities from 2005 to 2011. Mr. Fournier has more than 30 years of experience in the engineering and construction service industries. Mr. Fournier started his career in the Offshore Gulf Coast pipeline construction and platform fabrication sector, relocating to Canada in the early 90’s. Much of his career since then has been spent in the Canadian Oil, Gas and Petrochemical sector where he has held a succession of project management and executive management roles with heavy industrial construction firms culminating in business unit president roles. He has served on the Board of Directors for Construction Labour Relations—Alberta and on the Management Board of the Natural Sciences and Engineering Research Council of Canada (“NSERC”) Chair in Construction Management for the University of Alberta. He currently is a Director on the Board of the Progressive Contractors Association of Canada. Mr. Fournier graduated from the University of Alberta with a Bachelor of Science in Mechanical Engineering and is registered with the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

As our President and Chief Executive Officer, Mr. Fournier provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. His direct participation in the engineering and construction service industries for more than 30 years makes him well suited to serve on the Board of Directors. His industry knowledge and executive leadership skills allow him to be a valuable contributor to the Board.

Michael C. Lebens, age 64, was elected to the Board of Directors in May 2011. Mr. Lebens is a member of the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company, and retired as President and Chief Executive Officer of Tenaska’s Engineering and Operations Group on August 1, 2012. During his tenure with Tenaska, Mr. Lebens had oversight responsibility for engineering, construction, operations and asset management for a portfolio of approximately 10,800 megawatts of power generating assets. He joined Tenaska in 1987 as project manager for a power plant being constructed in Texas. Between 1990 and 2012, Mr. Lebens directed project management and operations for all of Tenaska’s power generating projects. Mr. Lebens has more than 36 years of management experience in the energy industry, including the development, design and construction of major power generation facilities and other energy related projects. Before joining Tenaska, Mr. Lebens held positions with InterNorth, Inc., Gibbs and Hill, and Burns and McDonnell. Mr. Lebens earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Nebraska.

Mr. Lebens’ extensive knowledge of the energy and power industries provides considerable insight to our Board of Directors with respect to our Utility Transmission & Distribution segment. His strong engineering background allows him to contribute significantly to our Board of Directors on matters related to our engineering operations within our Utility Transmission & Distribution segment.

Phil D. Wedemeyer, age 66, was elected to the Board of Directors in April 2015. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and as a Deputy Director,

Division of Registration and Inspection, from March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen SC, an international accounting firm, including 22 years as a partner. Mr. Wedemeyer currently serves as a director of publicly-traded Atwood Oceanics, Inc., a global offshore drilling contractor, and Trinity Steel Fabricators, a privately-held fabricator of steel structures and vessels. He is a member of the Deloitte Audit Quality Advisory Council and is a licensed Certified Public Accountant. He previously served as a director of Powell Industries, Inc., Horizon Offshore, Inc. and HMS Income Fund, Inc.

Mr. Wedemeyer’s more than 35 years of public accounting firm experience and service with the PCAOB and the Auditing Standards Board of the AICPA provide the Board with extensive accounting and financial expertise. His in-depth knowledge of accounting rules and regulation, including expertise in SEC filings and international audit standards, as well as service on other publicly-traded company boards, including on audit and compliance committees, make him a valuable contributor of financial, accounting, audit, and risk management expertise to the Board. Mr. Wedemeyer qualifies as an audit committee financial expert as defined by the SEC, and has the necessary accounting expertise to serve as the Chairman of the Audit Committee of the Board of Directors.

Corporate Governance

The Board of Directors and corporate management use their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical actions. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value.

The Board of Directors has adopted Corporate Governance Guidelines which address, among other things, director qualifications, Board member selection criteria, director responsibilities, Board committees, director access to officers and employees, management succession and Board self-evaluation. We have a Code of Business Conduct and Ethics for directors, officers and employees and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab.

We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.

Director Independence. The Board of Directors has affirmatively determined that each of Messrs. DiPaolo, Lebens, Lonergan, Sluder, Wedemeyer and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist between Messrs. DiPaolo, Lebens, Sluder, Williams and Wedemeyer, on the one hand, and the Company on the other, that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the SEC. These standards are set forth on Exhibit A to this proxy statement. In reviewing the independence of Mr. Lonergan, the Board of Directors also took into account the existence of the Stockholder Agreement discussed below under the caption “Certain Relationships and Related Transactions – Stockholder Agreement” and concluded that this relationship does not and will not impair the judgment of Mr. Lonergan to act in the best interests of Willbros. In reviewing the independence of Mr. Wedemeyer in light of his provision of independent advice to Deloitte & Touche LLP as a member of the Deloitte Audit Quality Advisory Council, the Board of Directors considered his service to and relationship with Deloitte & Touche LLP. Deloitte & Touche LLP provides certain tax and valuation services to us at what we believe to be at market rates. The Board determined that using Deloitte & Touche LLP for certain tax and valuation services does not affect Mr. Wedemeyer’s independence.

Mr. McNabb, who is retiring as a director as of the Annual Meeting, is not considered to be independent because of his employment as our Chief Executive Officer until November 30, 2015. Mr. Fournier, who was appointed to serve on the Board of Directors effective December 1, 2015, is not considered to be independent because of his concurrent employment as our President and Chief Executive Officer.

Board Meetings and Attendance. The Board held 12 meetings during the year ended December 31, 2015, and acted two times via unanimous written consent in lieu of meeting. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors attended the 2015 annual meeting.

Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes there is no single, generally accepted approach to providing Board leadership and that each of the possible leadership structures for the Board must be considered in the context of the specific circumstances facing the Company as the right leadership structure may vary as circumstances change. From 2007 to August 2014, we had separate individuals serving as Chairman of the Board and Chief Executive Officer. In August 2014, the Chairman of the Board was appointed as executive Chairman and subsequently elected Chief Executive Officer to serve until a successor Chief Executive Officer was appointed. The Board of Directors believed that a combined role was preferable while we resized and refocused our operations and improved our operating performance.

Contemporaneous with Mr. McNabb’s appointment as Chief Executive Officer, the Board of Directors appointed Mr. Williams as Lead Independent Director to provide additional assurance of independent oversight and strong board leadership. The Lead Independent Director’s responsibilities included, among others:

•	presiding at all executive sessions/meetings of the independent directors and at all meetings of the Board of Directors at which the Chairman is not present;

•	calling executive sessions/meetings of the independent directors;

•	serving as the principal liaison between the Chairman/CEO and the other independent directors;

•	providing leadership to ensure the Board of Directors functions independently of management and any other non-independent directors;

•	approving meeting agendas and schedules for the Board of Directors;

•	making recommendations to the Nominating/Corporate Governance Committee for the membership and Chair position for each committee of the Board of Directors; and

•	interviewing, along with the Chair of the Nominating/Corporate Governance Committee, all director candidates and making recommendations to such committee in that regard.

The Board once again separated the offices of Chairman of the Board and Chief Executive Officer concurrent with the appointments of Mr. Williams as non-executive Chairman and Mr. Fournier as Chief Executive Officer effective December 1, 2015. The Board believes the separation of these offices provides strong leadership for our board. As Chairman of the Board, Mr. Williams will, in general, continue to have the responsibilities that he had as Lead Independent Director.

Our Board of Directors has six independent members; it has two non-independent members, one of whom is retiring effective as of the Annual Meeting. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe the number of independent, experienced directors who make up our Board of Directors benefits our Company and stockholders.

The Audit and Executive Committees are jointly responsible for overseeing our risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding our assessment of risks. In addition, the Audit and Executive Committees as well as the Board of Directors focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach to address the risks facing our Company and our board leadership structure supports this approach.

Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee and Finance Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the committees and identifies our independent directors:

Name	Executive	Audit		Compensation		Finance	Nominating/ Governance		Independent Director
Edward J. DiPaolo		X					X	*	X
Michael Fournier	X					X
Michael C. Lebens				X			X		X
Daniel E. Lonergan	X	X				X			X
John T. McNabb, II	X					X
Robert L. Sluder				X	*		X		X
Phil D. Wedemeyer		X	*	X					X
S. Miller Williams	X					X			X

*	Denotes Committee Chairman. The Executive and Finance Committees have no designated Chairmen.

Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except for those matters that are expressly delegated to another committee of the Board of Directors, and except with respect to a limited number of matters that are reserved for the full Board, including:

•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving us.

The Executive Committee held one meeting during 2015.

Audit Committee. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee, Messrs. Lonergan and Wedemeyer. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee of the Board of Directors on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that serves each year as the independent auditor of our financial statements and performs services related to the completion of such audit. The Audit Committee also has the responsibility for:

•	reviewing the scope and results of the audit with the independent auditor;

•	reviewing with management and the independent auditor our interim and year-end financial condition and results of operations;

•	considering the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	reviewing and pre-approving any non-audit services and special engagements to be performed by the independent auditor and considering the effect of such performance on the auditor’s independence.

The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held 10 meetings during 2015.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers the Willbros Group, Inc. 1996 Stock Plan and the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors for its final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants, and from internal and outside legal, accounting and other advisors.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2015, the Compensation Committee did not form or use a subcommittee and it has no current plans to do so.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultant in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held eight meetings during 2015, and acted two times via unanimous written consent in lieu of meeting.

Finance Committee. The Finance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to our capital structure and capital market activities and strategies, and other financial matters as may be determined by the Board from time to time. It has the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Finance Committee has discretion under its charter to form and delegate authority to subcommittees when appropriate. It meets at such times as it determines to be necessary. The Finance Committee met four times during 2015.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the Corporate Governance page under the Investor Relations tab. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held seven meetings during 2015.

Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it can request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:

•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to diversity of race, gender or national origin.

The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	All information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	Such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	A statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors.

Additionally, any such submission generally must be submitted not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Questions and Answers” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions were chaired by the independent, non-executive Chairman of the Board, until his appointment as an executive officer of the Company, after which the Lead Independent Director chaired the sessions until November 30, 2015. Since December 1, 2015, the independent, non-executive Chairman of the Board has chaired the sessions. Any non-management director may request that an additional executive session be scheduled. If our non-management directors include any directors who have been determined to not be independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties can communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties can send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by our Company’s Corporate Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD OF DIRECTORS

Our Certificate of Incorporation currently provides that the Board of Directors is divided into three classes, each of which serves for staggered three-year terms. At the 2015 annual meeting of stockholders, our stockholders approved a stockholder proposal requesting that the Board of Directors take the steps necessary to eliminate the classification of the Board and require all directors elected at or after the annual meeting held in 2016 be elected on an annual basis, without affecting the unexpired terms of previously-elected directors. The Board had recommended against the proposal at the time because it believed that the classified board structure provides the Board with continuity, experience, and increased stability, enhances Board independence from special and single interest stockholder groups who might have interests contrary to the long-term interests of our Company and our stockholders, and reduces our vulnerability to unfriendly or unsolicited takeovers that may not be in the best interests of our stockholders.

While these are important benefits, the Board recognizes the sentiment among many stockholders in favor of a declassified board, as evidenced by the approval of the non-binding stockholder proposal presented at our 2015 annual meeting. The Board recognizes that many investors believe that the annual election of directors is the primary means for stockholders to influence corporate governance policies and hold directors accountable for implementing those policies. After considering the benefits of a declassified board structure, and taking into account the level of support for the proposal presented at the 2015 annual meeting, the Board determined that it is advisable and in the best interests of our Company and our stockholders to amend our Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of Directors, beginning with the 2017 annual meeting of stockholders.

If this proposal is approved by the stockholders, then:

•	all current directors will continue to serve for the remainder of their existing terms;

•	at the 2017 annual meeting, Class III directors will be elected for terms of one year;

•	at the 2018 annual meeting, Class I directors will be elected for terms of one year; and

•	beginning with the 2019 annual meeting of stockholders, the Board will cease to be classified and all directors will be elected annually for terms of one year.

In addition, under the proposed amendment to our Certificate of Incorporation, until the Board of Directors is fully declassified, any director appointed to the Board to fill a vacancy will hold office until the next election of the class for which such director is chosen. Following the declassification of the Board of Directors, any director appointed to the Board to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Also, Delaware law provides that directors serving on boards that are not classified may be removed by stockholders with or without cause, while directors serving on boards that are classified may only be removed by stockholders for cause. Accordingly, to conform to Delaware law, the amendment to our Certificate of Incorporation provides that, following the declassification of the Board, directors may be removed by our stockholders with or without cause.

The text of Article FIFTH of our Certificate of Incorporation as it is proposed to be amended by Proposal Two is attached to this proxy statement as Exhibit B. Additions to our current Certificate of Incorporation are indicated by underlining and deletions to our current Certificate of Incorporation are indicated by strike-outs.

The affirmative vote of the holders of 75 percent or more of our outstanding shares of common stock is required to approve this proposal.

If approved by the requisite affirmative vote of our stockholders, the proposed amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. We intend to make this filing promptly after the Annual Meeting if this proposal is approved. In addition, if this proposal is approved by our stockholders, the Board of Directors will also approve certain conforming amendments to our bylaws. If this proposal is not approved, our Certificate of Incorporation will not be amended as described above, and the Board of Directors will continue to be divided into three classes, with each class serving staggered three-year terms.

The Board of Directors recommends a vote “FOR” approval of the amendment to our certificate of incorporation to declassify our Board of Directors.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

During 2011, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in this proposal should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board of Directors confirmed that advisory votes on executive compensation would be held on an annual basis. Accordingly, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under the caption “Executive Compensation—Compensation Discussion and Analysis” below, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things:

•	attract, motivate and retain highly-talented executives;

•	link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors; and

•	encourage executives to consider the impact of decisions to drive our short-term and long-term success.

In 2015, we implemented a number of changes with respect to the design of our compensation program as discussed in “Overview” under “Compensation Discussion and Analysis – Executive Summary” in this proxy statement. We believe these changes help us accomplish the objectives of our compensation program and are responsive to the results of the 2015 say-on-pay advisory vote cast by our stockholders on our 2014 executive compensation. Our executive compensation program has allowed us to attract and build a leadership team that is focused on our business objectives as also discussed in “Overview” below.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors continues to welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2016. PwC has been our independent auditor since May 2011. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of PwC as our independent auditor for 2016. Although ratification is not required by Delaware law, our certificate of incorporation or our bylaws, we are submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if the Audit Committee determines that a change is in our best interests.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PwC as our independent auditor for 2016.

A representative of PwC will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees we incurred for services provided by PwC for 2015 and 2014. All fees are presented in the year to which they relate rather than the year in which they were billed.

	2015	2014
Audit fees	$2,965,000	$4,327,500
Audit-related fees	596,500	—
Tax fees	—	—
All other fees	—	30,100

Total	$3,561,500	$4,357,600

Audit fees for 2015 and 2014 consisted of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of quarterly financial statements. Audit fees also included fees for the issuance of auditors’ consents, assistance with and review of documents filed with the SEC, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.

Audit-related fees for 2015 consisted of professional services rendered for the 2014 carve-out audit and 2015 interim review of our recently sold Professional Services segment pursuant to an Amended and Restated Securities Purchase Agreement with TRC Companies, Inc. (“TRC”). TRC fully reimbursed us for the professional services rendered.

Fees for all other services for 2014 consisted of attest work associated with state licensing and reporting requirements as well as annual subscription fees for research software.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2016, by

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers and former executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.

The percentage of class amount is based on 62,614,767 shares of our common stock outstanding as of March 31, 2016. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

	Shares
	Beneficially		Percentage
Name of Owner or Identity of Group	Owned(1)		of Class(1)
KKR Credit Advisors (US), LLC and Affiliates	10,125,410	(2)	16.17
U.S. Bank, N.A., as custodian for InfrastruX Holdings, LLC	8,074,627	(3)	12.90
Heartland Advisors, Inc.	5,348,514	(4)	8.54
Tontine Asset Associates, LLC and TTR Management, LLC	4,165,684	(5)	6.65
Edward J. DiPaolo	84,753		*
Michael C. Lebens	0	(6)	*
Daniel E. Lonergan	0	(7)	*
John T. McNabb, II	327,005		*
Robert L. Sluder	96,664		*
Phil D. Wedemeyer	41,929		*
S. Miller Williams	101,726		*
Michael J. Fournier	191,679	(8)	*
Van A. Welch	485,552	(9)	*
Johnny M. Priest	218,584		*
Peter W. Arbour	115,844		*
Harry W. New	78,775		*
Edward J. Wiegele	191,766	(10)	*
John K. Allcorn	155,336	(11)	*
All executive officers and directors as a group (13 people)	1,768,317	(12)	2.82

*	Less than 1 percent
(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option or upon vesting of a restricted stock unit within 60 days of March 31, 2016, are included in shares beneficially owned and deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)

Information is based on the Schedule 13D dated April 8, 2015 by: (i) KKR Lending Partners II L.P., a Delaware limited partnership (“KKR Lending II”); (ii) KKR Associates Lending II L.P., a Delaware limited partnership (“Associates Lending II”); (iii) KKR Lending II GP LLC, a Delaware limited liability company (“Lending II GP”); (iv) KAM Fund Advisors LLC, a Delaware limited liability company (“KAM Fund Advisors”); (v) KKR Credit Advisors (US), LLC, a Delaware limited liability company (“KKR Credit US”); (vi) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Kohlberg Kravis Roberts & Co.”); (vii) KKR Management Holdings L.P., a Delaware limited partnership (“KKR Management Holdings”); (viii) KKR Management Holdings Corp., a Delaware corporation (“KKR Management Holdings Corp.”); (ix) KKR Group Holdings L.P., a Cayman Islands limited partnership (“KKR Group Holdings”); (x) KKR Group Limited, a Cayman Islands limited company (“KKR Group”); (xi) KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”); (xii) KKR Management LLC, a Delaware limited liability company (“KKR Management”); (xiii) Henry R. Kravis, a United States citizen; and (xiv) George R. Roberts, a United States citizen. KKR Credit US, as an indirect investment advisor to KKR Lending II and certain of the KKR Investors (as defined in the Schedule 13D), may be deemed to have the sole voting power and sole dispositive power over 7,314,596 shares, and as the sub-advisor to one of the KKR Investors, may be deemed to have shared voting power and shared dispositive power over 2,810,814 shares. In addition, KKR Lending II directly acquired and may be deemed to have sole voting power and dispositive power over 4,575,673 shares. In addition, as an investment advisor to KKR Lending II and other KKR Investors, KAM Fund Advisors, a direct wholly-owned subsidiary of KKR Credit US, may be deemed to have sole voting power and sole dispositive power over 7,314,596 of the reported shares. Each of Kohlberg Kravis Roberts & Co. (as the holder of all of the outstanding equity interests in KKR Credit US), Associates Lending II (as the general partner of KKR Lending II), Lending II GP (as the general partner of Associates Lending II), KKR Management Holdings (as the sole member of KKR Lending II GP and the general partner of Kohlberg Kravis Roberts & Co.), KKR Management Holdings Corp. (as the general partner of KKR Management Holdings), KKR Group Holdings (as the sole shareholder of KKR Management Holdings Corp.), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the general partner of KKR & Co.) and Messrs. Kravis and Roberts (as the designated members of KKR Management) may also be deemed to beneficially own some or all of the shares reported. The address of the principal business office of Kohlberg Kravis Roberts & Co., KKR Management Holdings, KKR Management Holdings Corp., KKR Group Holdings, KKR Group, KKR & Co., KKR Management and Mr.

Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address of the principal business office of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. The address of the principal business office of KKR Credit US, KKR Lending II, Associates Lending II, Lending II GP, and KAM Fund Advisors is c/o KKR Credit Advisors (US) LLC, 555 California Street, 50th Floor, San Francisco, CA 94104.
(3)	Information is based on the Schedule 13D dated July 12, 2010, and Form 4 dated June 11, 2015, which were filed by and on behalf of each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P. and Tenaska PF G, LLC. The address of each of the foregoing is c/o Tenaska Capital Management, LLC, 14302 FNB Parkway, Omaha, Nebraska 68154. Except for 75,758 shares of restricted stock over which such entities have shared voting but no dispositive power, each such entity has shared voting and dispositive power over the shares reported.
(4)	Information is as of December 31, 2015, and is based on the Schedule 13G/A dated February 5, 2016, which was filed by Heartland Advisors, Inc. (“Heartland”) and William J. Nasgovitz (“Nasgovitz”). The address for Heartland and Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202. Of the shares shown, Heartland and Nasgovitz have shared voting power over 5,116,812 shares and shared dispositive power over all of the shares shown.
(5)	Information is as of December 31, 2015, and is based on the Schedule 13G/A dated February 5, 2016, which was filed by TTR Management, LLC (“TTR”), Tontine Asset Associates, LLC (“Tontine”) and Jeffrey L. Gendell (“Gendell”). The address for TTR, Tontine and Gendell is 1 Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Of the shares shown, TTR has shared voting and dispositive power over 302,817 shares, Tontine has shared voting and dispositive power over 3,862,867 shares and Gendell has shared voting and dispositive power over 4,165,684 shares.
(6)	Mr. Lebens was appointed as a director of the Company following our 2011 Annual Meeting pursuant to the Stockholder Agreement. See the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below.
(7)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below. Mr. Lonergan also serves as a director and officer of TPF Power, Inc., the manager of InfrastruX, a greater than 10% owner of the Company. Mr. Lonergan disclaims beneficial ownership of any shares beneficially owned by InfrastruX, except to the extent of his pecuniary interest therein.
(8)	Includes 12,965 restricted stock units that vest within 60 days.
(9)	Includes 50,000 shares subject to stock options which are currently exercisable.
(10)	Based on information as of November 30, 2015, the date of Mr. Wiegele’s resignation from us. Includes 10,000 shares held in a family trust.
(11)	Based on information as of November 1, 2015, the date of Mr. Allcorn’s resignation from us.
(12)	Includes 50,000 shares subject to stock options which are currently exercisable and 24,215 restricted stock units that vest within 60 days. Excludes Messrs. Wiegele and Allcorn as they were not executive officers as of March 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis provides information related to the 2015 compensation of our executive officers identified in the Summary Compensation Table, who we refer to as our “Named Executive Officers,” “Named Executives” or “NEOs.” We also refer to Michael J. Fournier, Van A. Welch, Johnny M. Priest, Peter W. Arbour and Harry W. New as our “Current Named Executives,” or “Current NEOs,” John T. McNabb, II as our “Former CEO” and Mr. McNabb, Edward J. Wiegele and John K. Allcorn collectively as our “Former Named Executives,” or “Former NEOs.”

Overview

Despite a challenging 2015 during which our financial performance did not meet our expectations, we had some significant achievements across our business, highlighted by the following:

•	We completely reshaped our Oil & Gas segment, including the exit from our regional delivery model, and the rationalization of our equipment fleet to better support anticipated work levels. We believe these actions will improve our competitiveness and align our businesses with current market opportunities.

•	We sold our Professional Services segment for $130.0 million in cash, subject to working capital and other adjustments. The completion of this sale, along with other dispositions, allowed us to reduce our term loan debt to under $100.0 million and strengthen our overall balance sheet. We believe this healthier capital structure will mitigate customer confidence issues and other constraints.

While these actions position us for stronger performance in the future, our operating results and stock price performance in recent years have been disappointing. Considering our three-year shareholder returns, and our recent financial performance, which did not result in any payouts to the Current NEOs under our performance-based incentive programs, we believe that our program is aligned with the interests of our stockholders. We remain focused on analyzing the performance of all of our lines of service relative to our peers and strategic objectives. We will continue to take management actions to improve the operating performance of all our lines of service.

In 2015, the Compensation Committee of the Board of Directors, or “Committee” for purposes of this analysis, made a number of decisions related to the planned retirement of our Former CEO, Mr. McNabb, and the hiring of our new CEO, Mr. Fournier. In an effort to further align executive pay with our recent performance:

•	No employment agreement was offered to Mr. Fournier.

•	Notwithstanding extensive experience in senior leadership positions within the industry, Mr. Fournier received a significantly lower base salary than each of his two immediate predecessors to reflect our smaller size following the sale of the Professional Services segment.

•	In connection with his promotion to CEO, Mr. Fournier received an increase in his base salary from $475,000 to $613,000 on December 1, 2015. However, in light of the challenging operating environment and in an effort to preserve cash, Mr. Fournier waived the effective date of this base salary increase until July 1, 2016.

•	Mr. Fournier did not receive an annual incentive award for his service as our CEO during the fourth quarter of 2015, and he did not receive a sign-on bonus in connection with his election as CEO.

In recognition of these arrangements, the Committee established certain severance parameters for Mr. Fournier in connection with his appointment as CEO. If Mr. Fournier’s employment is terminated other than for cause by us prior to a change in control and before December 1, 2018, he will be entitled to severance compensation equal to two times his annual base salary in effect on the date of the termination of employment. If Mr. Fournier’s employment is terminated other than for cause by us prior to a change in control and after December 1, 2018, he will be entitled to severance compensation equal to one times the sum of (i) his annual base salary in effect on the date of the termination of employment and (ii) his greatest annual cash bonus received during the 36 months preceding his date of termination.

Compensation Highlights

In recent years, the Committee has continued to focus on strengthening the link between executive pay and our performance. The following is a summary of compensation best practices employed by us:

Best Practice Considerations	Our Practice
Ratio of performance-based long-term incentive (“LTI”) compensation to total LTI compensation	50 percent of the 2015 annual LTI awards granted to NEOs were performance-based, with the exception of the annual LTI award to Mr. New, who was not considered to be an executive officer at the time the awards were granted.

Rigor of performance goals	Our performance-based LTI awards for 2015 measure stockholder returns both in relation to our peers and on an absolute basis over a three-year performance period (2015-2017) and require strong performance to earn a target payout.

Double trigger change of control severance in our severance plans and employment agreements	All change of control severance provisions in our severance plans for our Named Executives and our only remaining employment agreement for an NEO provide for a double trigger, which requires a change of control and the involuntary termination of the executive’s employment or resignation for “good reason”

No excessive perquisites or excise tax gross-ups	We provide limited perquisites and do not provide any tax gross-up rights to our Named Executives

No egregious pension/supplemental executive retirement plan	We do not provide a defined benefit pension plan or excess plan, a supplemental executive retirement plan or post-retirement health benefits for highly compensated employees

No executives using Willbros stock in hedging or pledging activities	All of our directors, Named Executives and other key employees are prohibited by Company policy from (1) using Willbros stock in hedging arrangements and (2) holding Willbros stock in a margin account or otherwise pledging Willbros stock

Clawback policy	We have a formal clawback policy in place

Stock Ownership and Retention Policy	Our Stock Ownership and Retention policy requires our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards

In a normal operating environment, the compensation program for our NEOs and other key executives is primarily focused on incentive compensation. In 2014, for example, a majority of the NEOs compensation, at target, was variable (bonus and/or LTI) as opposed to fixed (base salary). In 2015, however, the Committee determined that establishing meaningful short-term performance targets for the annual bonus program would be difficult in light of the highly uncertain timing of certain major asset dispositions by us and the further uncertainty created by extremely volatile commodity prices. As such, the Committee suspended the short-term bonus program and determined that any bonuses in respect of 2015 would be entirely discretionary. Moreover, for 2015, the Committee approved annual LTI awards that represented a lower percentage of base salary than in prior years. This decision was made in light of our low prevailing stock price and the unacceptable level of stockholder dilution that would have resulted from LTI awards commensurate with prior years. For similar reasons, the Committee is continuing this approach to LTI awards for 2016. Finally, in early 2016, the Committee reinstated the short-term bonus program but lowered the target bonus levels for the Named Executives from 75 percent (100 percent for the CEO) to 50 percent of base salary for all NEOs, including the CEO, in recognition of our disappointing financial performance. Accordingly, variable compensation as a percentage of target total compensation is somewhat lower for 2015 and 2016 than in prior years.

Stockholder Engagement and Committee Consideration of the 2015 Say-on-Pay Vote on Executive Compensation for 2014

Each year, we take into account the result of the say-on-pay advisory vote cast by our stockholders on our executive compensation. At our 2015 Annual Meeting, we achieved a significant improvement in support, with approval votes increasing from approximately 46 percent of the votes cast at the 2014 Annual Meeting to approximately 68 percent at the 2015 Annual Meeting. Although we are pleased with the increase in support, the percentage of votes cast in opposition to our 2014 executive pay practices at the 2015 Annual Meeting suggests that there are continuing concerns that we need to address.

In addition to our continuing dialogue with our two largest stockholders, KKR Credit Advisors and InfrastruX Holdings, representing approximately 29 percent of the total number of our issued and outstanding shares, over the past several months we contacted about 20 of our other largest stockholders, representing an additional 31 percent of the total number of our issued and outstanding shares, to solicit feedback on our compensation practices. Some of our stockholders expressed that we need to continue to be vigilant in:

•	Aligning our new CEO’s compensation with our Company’s performance; and

•	Managing the level of our new CEO’s compensation in relation to our peers.

During the final months of 2015, the Committee focused primarily on the leadership transition in anticipation of the planned retirement of Mr. McNabb, the election of Mr. Fournier as his successor and retention concerns with respect to certain members of our senior leadership team. In response to the stockholder concerns outlined above and in connection with the CEO transition and our disappointing 2015 financial performance:

•	The target total compensation package for Mr. Fournier in 2016 is approximately 24 percent lower than that of Mr. McNabb for 2015 and approximately 58 percent lower than the target total compensation package for Robert R. Harl, Mr. McNabb’s immediate predecessor for 2014.

•	No employment agreement was offered to Mr. Fournier. The absence of an employment agreement enabled the Committee to eliminate any meaningful differences in the pay structure between the CEO and the other Named Executives.

•	Mr. Fournier waived the increase in his base salary upon his promotion to CEO and will continue to receive his base salary of $475,000 from his prior position until July 1, 2016.

•	Mr. Fournier did not receive an annual incentive award for his service as our President and Chief Operating Officer for most of 2015 or for his service as CEO beginning December 1, 2015, and he did not receive a sign-on bonus for becoming CEO.

•	Mr. Fournier’s new base salary of $613,000 as CEO, the effective date of which was delayed until July 1, 2016, is significantly lower than Mr. McNabb’s 2015 base salary of $850,000.

•	Mr. Fournier is eligible for an annual cash incentive award for 2016 with performance metrics which are similar to the metrics for the other senior executives. The target annual cash incentive award for 2016 will be limited to 50 percent of Mr. Fournier’s base salary and the maximum cash incentive award will be limited to two times his base salary. The annual cash incentive award metrics will be separate and distinct from the metrics used in the performance-based LTI program.

•	Mr. Fournier’s 2016 LTI award is 50 percent performance-based and 50 percent service-based. The performance-based LTI award will be based solely on our relative and absolute TSR performance. The service-based portion of the total 2016 LTI award was granted to Mr. Fournier on December 1, 2015, upon his promotion to CEO.

Role of the Compensation Committee

The Committee has responsibility for discharging the Board’s responsibilities with respect to compensation of our executives. In particular, the Committee:

•	Annually reviews and approves corporate goals and objectives relevant to CEO compensation;

•	Evaluates the CEO’s performance in light of those goals and objectives;

•	Determines and approves the CEO’s compensation based on this evaluation;

•	Approves non-CEO executive compensation;

•	Approves and administers incentive compensation plans and equity-based plans; and

•	Monitors compliance of directors and executive officers with our stock ownership and retention programs.

Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants and internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms. For a more complete description of the responsibilities of the Committee, see “Corporate Governance—Board Committees—Compensation Committee.”

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the Named Executives, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendation and makes the final decisions.

Role of the Compensation Consultant

The Committee has retained Mercer (US) Inc. to serve as its independent consultant. Mercer:

•	Provides executive and director compensation consulting services to the Committee;

•	Regularly attends Committee meetings;

•	Reports directly to the Committee on matters relating to compensation for our Named Executives;

•	Participates in executive sessions without Named Executives present; and

•	Provides advice and analysis to the Committee on design and level of executive and director compensation.

In connection with their services to the Committee, Mercer works with executive management and the Corporate Human Resources Management group to formalize proposals for the Committee.

The Committee has assessed the independence of Mercer pursuant to SEC and New York Stock Exchange rules and concluded that Mercer’s work for the Committee does not raise any conflict of interest.

Compensation Philosophy and Objectives

As a leading provider of construction and maintenance services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization in order to develop and expand our businesses and execute our business strategies.

The Committee bases its executive compensation decisions on the same objectives that guide us in establishing all of our compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization and are more able to affect our results, an increasing proportion of their pay should be linked to the Company’s and/or segment’s overall performance and to stockholder returns.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent.

•	Compensation should incentivize and reward annual and long-term performance. Our programs should deliver compensation in the top tier when our employees and our Company perform accordingly; likewise, where individual performance falls short of expectations and/or our performance lags the industry, the programs should deliver lower-tier compensation.

•	Our objectives of pay for performance and retention must be balanced. Compensation should promote retention of well-qualified executives while aligning the interests of our executives with those of our stockholders. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•	Compensation should foster the long-term focus required for success in our industry.

Setting Executive Compensation

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and equity or annual and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Mercer and management’s recommendations to determine the appropriate level and mix of incentive compensation.

For Named Executives, the Committee generally targets total direct compensation, consisting of base salary, the target annual incentive award and the annual long-term incentive grants, at a level which is designed to be competitive with compensation paid to similarly situated executives of companies comprising a peer group of publicly traded companies that have financial and operating characteristics and service markets similar to ours.

With the assistance of Mercer, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. For purposes of setting 2015 compensation, the peer group consisted of the following 14 companies in the construction and engineering, oil and gas equipment and services, electrical transmission and distribution services and environmental and facilities services industries (the “2015 Peer Group”):

Aegion Corporation	Matrix Service Company
Comfort Systems USA	McDermott International
Dycom Industries	MYR Group
Exterran Holdings, Inc.	Primoris Services
Granite Construction	Team Inc.
Layne Christensen	Tetra Tech, Inc.
MasTec	Tutor Perini

In selecting the 2015 Peer Group, the Committee considered various peer selection criteria, including: industries in which the company operates, company size (with specific focus on revenue), markets served, market value, market value to revenue ratio, and total assets. In addition, the Committee considered the competitive market for talent and gave special consideration to those companies from which we may recruit talent or to which we may lose talent.

2015 Executive Compensation Components

For the fiscal year ended December 31, 2015, the principal components of compensation for our Named Executives were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term incentive compensation; and

•	Benefits and perquisites.

The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element	Compensation Objectives	Key Features
Base Salary	• Attract and retain executives by providing a stable income at a level that is consistent with the market and that compensates Named Executives for the day-to-day execution of their primary duties	• Reviewed annually to ensure our compensation is competitive • Salary adjustments based on performance and the market

Annual Cash Incentives

•    Link pay to performance by directly tying bonuses to our business objectives

•    Align management with stockholders’ interests by rewarding achievement of annual performance metrics

•    Reinforce corporate values through shared performance objectives

• 2015 bonuses were discretionary due to inability to establish meaningful targets in light of uncertain timing of asset sales • Annual performance metrics were reinstated for 2016

Long-term Incentives

•    Motivate performance by providing an opportunity for executives to share in long-term value creation

•    Link pay to performance and align management with stockholders’ interests by directly tying performance-based payouts to performance of our stock on both an absolute basis and relative to our peers

• Half of total annual LTI grant tied to performance • Performance period for 2015 performance-based awards is three years • Service-based awards generally vest over a period of three or four years

Compensation Element	Compensation Objectives	Key Features
Benefits and Perquisites	• Attract and retain individuals by offering market competitive benefits and perquisites	• Reviewed periodically to ensure they are competitive with the market • Minimal amount of perquisites provided

Following is a discussion of the Committee’s considerations in establishing each of the compensation components for the current NEOs.

Base Salary

The level of base salary paid is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the Named Executives and considers salary adjustments based on individual performance, our overall financial results, competitive position relative to the marketplace, duration of time since the last salary increase and industry merit practices. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the 2015 Peer Group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.

On November 5, 2015, Mr. Fournier was promoted to the position of Chief Executive Officer, effective December 1, 2015, in addition to his previous duties as President and Chief Operating Officer. As part of his promotion, Mr. Fournier’s base salary was increased from $475,000 to $613,000, effective December 1, 2015. Mr. Fournier waived this increase in base salary until July 1, 2016. In January 2015, we hired Harry W. New as our President Oil & Gas at a base salary of $320,000. In light of our disappointing performance in 2014 and as part of our efforts to control our overhead expenses, the base salaries of the other Current Named Executives were not increased in 2015, and were as follows for all of 2015, except for Mr. Welch, as described below:

•	Mr. Welch: $475,000

•	Mr. Priest: $430,000

•	Mr. Arbour: $372,750

In April 2015, Messrs. Fournier and Welch also accepted a voluntary and temporary reduction in their base salaries of 5 percent, from $475,000 to $451,250. Mr. Fournier’s reduction was effective April 20, 2015 and Mr. Welch’s reduction was effective April 16, 2015. These temporary reductions were eliminated effective January 1, 2016.

Annual Incentive Compensation

Temporary Suspension of Management Incentive Compensation (“MIC”) Program. Prior to 2015, annual cash incentive awards for key employees were determined in accordance with our MIC Program. Under the MIC Program, financial and operational performance measures were established that were comprised of threshold, target and maximum performance levels. If a threshold financial or operational measure was not achieved, no amount was paid on a MIC Program award under that financial or operational measure component. In early 2015, the Committee determined that in light of the general turmoil in the energy industry related to extremely volatile commodity prices and the highly uncertain timing and scope of our planned asset divestitures, it was not feasible to establish annual performance measures similar to those utilized in prior years. Accordingly, the Committee suspended the MIC Program and determined that any annual cash incentive awards in respect of 2015 would be paid solely on a discretionary basis. In December 2015, in recognition of his extraordinary efforts to negotiate and complete the sale of the Professional Services segment and of Bemis, LLC, the Committee approved the payment of a $75,000 cash bonus award to Peter W. Arbour, our General Counsel. In early 2016, the Committee subsequently evaluated the performance of the Company and the NEOs in 2015. In light of our poor financial performance in 2015 and the significant decline in our stock price during the year, the Committee decided not to award any additional discretionary bonuses to the Named Executives for 2015, notwithstanding the Committee’s view that the individual performance of several members of the senior management team was strong.

The Committee reinstituted the MIC Program in early 2016, with annual financial measures for the current fiscal year. The target bonus award for the NEOs was lowered from 75 percent of base salary (100 percent for the CEO) that was in effect for 2014, to 50 percent of base salary for all NEOs, including the CEO, for 2016.

Long-term Incentive Compensation

The Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”), permits the Committee to grant various long-term incentive awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, and long-term cash-based awards to Named Executives and our key management employees.

Under the 2015 LTI award program:

•	One-half of the total LTI award is performance-based and one-half is service-based.

•	The performance period for the performance-based award is three years, with any earned award paid in March of the calendar year following the end of the three-year performance period.

•	The performance-based award is determined solely by the Company’s relative and absolute TSR performance.

2015 Long-term Incentive Awards—Current NEOs Other Than CEO. In 2015, the Committee granted equity awards in the form of service-based restricted stock and performance-based RSUs to our Named Executives. Performance-based RSU awards provide an opportunity for the award recipient to receive up to 200 percent of the target number of performance-based RSUs granted if performance is achieved at the maximum level. Performance-based RSUs awarded are only earned if we attain specific TSR results. We measure both relative TSR and absolute TSR as interdependent measures in determining the attainment level of our performance-based awards. Including absolute TSR ensures that we are delivering value to our stockholders, not simply performing well against our peers. Our relative TSR may rank at the top of our peers; however, if we have not delivered value to our stockholders, awards will be limited. Under this performance evaluation structure, which we refer to as the TSR Performance Matrix, for the three-year period covering calendar 2015 through 2017, a maximum payout is achieved only if we finish the period ranked in the top two companies against our 2015 Peer Group and achieve absolute stock price growth of at least 237.5 percent from the beginning price for the performance period, which was $5.20. Moreover, if our relative TSR performance places us among the top two companies against our 2015 Peer Group but our stock price does not grow over the performance period above the beginning price of $5.20, then payouts are capped at target.

The following table shows the number of service-based restricted shares and performance-based RSUs awarded in 2015 to each of the Current NEOs who received a 2015 LTI award other than Mr. Fournier. The table below does not include other LTI awards, such as the “stub period” performance-based awards granted in 2014 or retention awards, which are discussed below. Mr. New was not considered to be an executive officer of the Company at the time these awards were granted, and thus he received only service-based awards.

Name	Total Shares Awarded (at Target)		Service- Based Restricted Shares Awarded		Performance- Based RSUs Awarded (at Target)
Van Welch	50,000		25,000		25,000
Johnny Priest	50,000		25,000		25,000
Peter Arbour	30,000		15,000		15,000
Harry New*	30,000	*	30,000	*	0

*	Includes 15,000 service-based restricted shares that were awarded to Mr. New as an inducement award when hired in January 2015.

2015 LTI Awards to Fournier. In addition to his annual LTI award and in connection with his promotion to CEO effective December 1, 2015, the Committee awarded Mr. Fournier 125,000 service-based shares, which will vest in equal annual installments over a period of three years. In light of recent turnover at the senior management level and the critical need to drastically improve the Company’s operating and financial performance in a challenging industry environment, the Committee believed that it was imperative to provide a strong retention incentive to Mr. Fournier at the time of his promotion. The following table shows the total number of service-based and performance-based shares awarded to Mr. Fournier in 2015:

Name	Total Shares Awarded (at Target)	Annual Service- Based Restricted Shares Awarded	Annual Performance- Based RSUs Awarded (at Target)	Additional Service- Based Restricted Shares Awarded Upon Promotion
Michael Fournier	175,000	25,000	25,000	125,000

With respect to his 2016 LTI award, Mr. Fournier received only performance-based RSUs and no additional service-based restricted shares, as the December 2015 service-based award of 125,000 shares was intended to constitute half of his total LTI award for 2016, as CEO.

2014 Stub Period Awards. In May 2014, the Committee approved the granting of various “stub period” awards to our then current senior executives. These awards consisted solely of performance-based RSUs. As with the three-year performance-based RSUs described above, the stub period awards provided an opportunity for the award recipients to receive up to 200 percent of the target number of performance-based RSUs granted if performance had been achieved at the maximum level. The performance metrics were relative and absolute TSR for the applicable performance period. The purpose of these awards was to provide a long-term incentive award opportunity to our executives during the transition from the one-year performance period that was in place prior to 2014 to the three-year performance period that is now in place, so the executives had the same opportunity that they would have had under the one-year performance period structure to earn awards in the years before the new three-year performance cycles were fully overlapping. The following tables show (i) the TSR Performance Matrix for the two-year stub period that ended December 31, 2015 and (ii) the target number of performance-based RSUs awarded to our Current NEOs in 2014 for the one- and two-year stub periods, other than Mr. New, who was not re-hired until January 2015 and thus did not receive any stub period award. As shown in the table, the executives did not earn any shares in 2014 or 2015 in respect of the one- and two-year stub period performance-based RSUs:

Two-year Stub Period Performance LTI Award – TSR Payout Matrix

Payout as a % of Target Award

Willbros Ranking Against Peer Group
Top 2	100%	100.01% to 125.00%	125.01% to 150.00%	150.01% to 175.00%	175.01% to 200.00%
Rank #3 through #6	50%	50.01% to 100.00%	100.01% to 125.00%	125.01% to 150.00%	150.01% to 175.00%
Rank #7 through #9	25%	25.01% to 50.00%	50.01% to 100.00%	100.01% to 125.00%	125.01% to 150.00%
Rank #10 through #13	0%	00.01% to 25.00%	25.01% to 50.00%	50.01% to 100.00%	100.01% to 125.00%
Rank #14 or more	0%	0%	25%	50%	100%
	0% or Less < or = $8.66	0.01% – 27.50% $8.67 – $11.04	27.51% – 55.00% $11.05 – $13.43	55.01% – 82.50% $13.44 – $15.81	82.51% – 110.00%+ $15.82 – $18.19+
	Absolute FY 2014-15 Stock Price Growth Reference Range/Absolute Stock Price for Period Ending December 2015

Name	Total Number of Stub Period Performance- based RSUs Awarded (at Target)	One-year Stub Period Performance- based RSUs Awarded (at Target)	Two-year Stub Period Performance- based RSUs Awarded (at Target)	Total # of One- and Two-year Stub Period Performance- based RSUs Earned
Michael Fournier	26,858	8,953	17,905	0
Van Welch	25,000	8,333	16,667	0
Johnny Priest	16,115	5,372	10,743	0
Peter Arbour	13,429	4,476	8,953	0

Special Retention Awards. Last year was an extremely challenging year for the energy industry in general and our Company in particular. In light of this environment, and the additional uncertainty related to the second CEO transition in two years, the Committee determined that special retention awards to certain NEOs were necessary to address immediate retention needs. Each of these awards was in the form of service-based shares of restricted stock that will vest in one or two years, contingent on continued employment by the Named Executive through the vesting dates. If an executive voluntarily resigns prior to a vesting date, any portion of the special retention award which has not previously vested will be forfeited in its entirety. The following table shows the number of service-based shares of restricted stock granted to certain Named Executives in 2015 as special retention awards:

Name	Service-Based Restricted Shares Awarded
Van Welch	50,000
Johnny Priest	40,000
Harry New	20,000

Retirement and Other Benefits

We have a 401(k) defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our Named Executives, up to a maximum of four percent of salary, in the form of cash. Effective May 1, 2015, we temporarily suspended our safe harbor matching contributions on behalf of each eligible employee, including our Named Executives, who deferred a percentage of his or her compensation to the U.S. 401(k) plan for the 2015 plan year. Company cash contributions to the Registered Retirement Savings Plan for Canadian employees were also suspended as of May 1, 2015. Effective January 1, 2016, we implemented a 50 percent partial reinstatement of our 401(k) matching contributions and our cash contributions under the Canadian plan.

Perquisites

We provide our Named Executives with a limited number of perquisites that the Committee believes are reasonable and in line with our overall compensation program and better enable us to attract and retain talented employees for executive positions. The Committee periodically reviews the type and levels of perquisites provided to our Named Executives.

•	We reimbursed Messrs. Fournier and McNabb for their respective commuting expenses on commercial airlines from Mr. Fournier’s principal residence in Canada and from Mr. McNabb’s principal residence in North Carolina to our headquarters in Houston, Texas during 2015. We also reimbursed Mr. Priest for his commuting expenses from his principal residence in North Carolina to the headquarters of our Utility T&D segment in Fort Worth, Texas.

•	We provided certain of our Current and Former NEOs with the use of corporate apartments in Houston and Fort Worth, Texas and Tulsa, Oklahoma.

•	We provided certain of our Current and Former NEOs with an automobile allowance during 2015.

•	We reimbursed Mr. Welch in 2015 for fuel expenses.

The Committee determined that the payment of commuting expenses and housing and auto expenses for certain executives who commute from remote locations was necessary in order to retain the services of these key executives.

Compensation of Former Named Executives

McNabb

The base salary of our former CEO (John T. McNabb, II) was $850,000 during 2015, which was unchanged from 2014. Mr. McNabb accepted a voluntary reduction of 5 percent in his base salary, from $850,000 to $807,500 beginning April 16, 2015 through November 30, 2015, the date of his retirement as Chairman and CEO (the “Retirement Date”).

Mr. McNabb received no cash annual incentive award for 2015. Mr. McNabb’s annual LTI award in March 2015 consisted of 125,000 shares of service-based restricted stock and 125,000 shares of performance-based RSUs. In connection with his retirement as Chairman and CEO:

•	Mr. McNabb received no severance compensation under the 2010 Willbros Group, Inc. Management Severance Plan for Executives (the “Management Severance Plan for Executives”);

•	Mr. McNabb forfeited all of his outstanding performance-based RSUs for 125,000 shares at target (250,000 shares at maximum) on the Retirement Date;

•	The remaining 62,500 shares of Mr. McNabb’s service-based restricted stock which had not previously vested on an earlier date vested in full on the Retirement Date;

•	In recognition of his efforts in reshaping the Oil & Gas segment and strengthening our balance sheet through various divestitures and other initiatives, Mr. McNabb was awarded 50,000 shares of service-based restricted stock on November 5, 2015, which vested in full on the Retirement Date;

•	Mr. McNabb entered into a consulting agreement with the Company covering the six-month period from December 1, 2015 to June 1, 2016, pursuant to which he will provide consulting services to us to ensure a smooth transition of the Chief Executive Officer role to Mr. Fournier and will be paid $12,500 per month.

Wiegele

The base salary of Edward J. Wiegele, who previously served as Executive Vice President, Engineering and Technology and President of the Professional Services segment, was $475,000 in 2015, unchanged from 2014. Mr. Wiegele’s annual LTI award in March 2015 consisted of 25,000 shares of service-based restricted stock and 25,000 performance-based RSUs.

In connection with our decision to sell the Professional Services segment and in order to facilitate the sale and ensure a smooth transition of the segment to the buyer, in June 2015, we established a performance-based award opportunity for Mr. Wiegele, which provided Mr. Wiegele with the opportunity to earn a cash award upon a sale of the segment of between $475,000 and $1,187,500, depending on the sales price of the segment. Mr. Wiegele waived the right to receive a severance payment, if any, under our Management Severance Plan for Executives in the event of a sale of the segment.

On November 30, 2015, the sale of the Professional Services segment was completed and Mr. Wiegele resigned from the Company and joined the purchaser. In accordance with the performance-based award opportunity provided to him, Mr. Wiegele received a cash award of $1,187,500. In addition, 94,068 shares of service-based restricted stock previously awarded to Mr. Wiegele but unvested at the time of his resignation vested in full on the resignation date and 69,763 performance-based RSUs previously awarded to Mr. Wiegele will vest or be forfeited in accordance with the terms of the respective award agreements under which they were awarded.

Allcorn

The base salary of John Allcorn, who previously served as Executive Vice President, Pipeline Services, was $430,000 in 2015, unchanged from 2014. Mr. Allcorn received no cash annual incentive award for 2015. Mr. Allcorn’s annual LTI award in 2015 consisted of 25,000 shares of service-based restricted stock and 25,000 performance-based RSUs. In addition, in April 2015, Mr. Allcorn was awarded 75,000 additional shares of service-based restricted stock as a special retention award.

In connection with his resignation in November 2015, Mr. Allcorn entered into a Waiver and Release Agreement with us. Pursuant to the terms of the Waiver and Release Agreement:

•	We paid Mr. Allcorn a lump sum cash payment of $430,000, which was equal to his base salary at the time of his resignation and the severance compensation to which he was entitled under the Management Severance Plan for Executives.

•	133,583 shares of service-based restricted stock previously awarded to Mr. Allcorn but unvested at the time of his resignation vested in full on the resignation date.

•	An additional 42,905 of Mr. Allcorn’s unvested performance-based RSUs that were previously awarded to him will vest or be forfeited in accordance with the terms of the respective award agreements under which they were awarded.

Stock Ownership and Retention Policy

In an effort to further align the interests of our executives and directors with our stockholders, the Board of Directors has approved stock ownership guidelines for the executive officers and directors that require them to acquire and retain a significant financial stake in our common stock. The purpose of the policy is to require our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards, while enabling these individuals to dispose of a sufficient number of shares to cover the tax liability associated with the vesting of such shares.

The following table illustrates our stock ownership and retention policy:

	CEO		Other Executive Officers		Non-Employee Directors(1)
Ownership Guideline—Retention Rate:	60 percent	(2)	60 percent	(3)	60 percent	(4)
Retention Rate Based on Total Awards Received in:	Trailing 4 years	(2)	Trailing 3 years	(3)	Trailing 3 years	(4)
Should be Achieved Within:	3 years		3 years		3 years

(1)	The stock ownership and retention policy does not apply to any individual directors who are identified as “Investor Designees” of InfrastruX under the Stockholder Agreement between InfrastruX and us.
(2)	The CEO is expected to own and retain a number of shares of our common stock equal to 60 percent of the total number of stock awards received in the prior four years as long-term incentives.
(3)	All other executive officers are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years as long-term incentives.
(4)	Non-employee directors are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years.

All of the Current NEOs are currently in compliance with the stock ownership guidelines.

Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own Willbros securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Policy for Securities Trades specifically prohibits our directors, Named Executives and other employees from engaging in any hedging activities with respect to our securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Willbros securities, our Policy for Securities Trades prohibits directors, Named Executives and other key employees from holding Willbros securities in a margin account or otherwise pledging Willbros securities.

Severance Plans

In 2010, the Board of Directors adopted the Management Severance Plan for Executives and the Willbros Group, Inc. 2010 Management Severance Plan for Senior Management (the “Senior Management MSP” and, collectively with the Management Severance Plan for Executives, the “U.S. Severance Plans”). The U.S. Severance Plans were adopted to provide assurance of severance benefits for terminated executive employees while better aligning our severance policies with current compensation trends. In 2014, the Board of Directors adopted the Management Severance Plan for Executives – Canada (the “Canadian MSP” and, collectively with the U.S. Severance Plans, the

“Severance Plans”). Messrs. Welch, Priest and Arbour are participants in the Management Severance Plan for Executives, although Mr. Welch’s rights with respect to severance benefits are governed by the terms of his employment agreement and by our Management Severance Plan for Executives. Mr. New is a participant in the Senior Management MSP. Mr. Fournier is a participant in the Canadian MSP. Under the Severance Plans, payment of change of control severance benefits is conditioned upon the occurrence of a “double trigger,” in which the executive is terminated not for cause or resigns for “good reason” within one year after a change of control. In addition, the U.S. Severance Plans provide that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be “cut back” so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Additional information with respect to payments which may be made under the Severance Plans is provided under “Potential Payments Upon Termination or Change in Control – Management Severance Plans.”

Employment Agreement

The Committee believed it was necessary for us to enter into an employment agreement with Mr. Welch in order to secure his continued employment with us. Mr. Welch received certain long-term incentives through 2015 in accordance with his employment agreement. The overall compensation of Mr. Welch, other than certain long-term incentives, is determined in the same manner as the compensation for the other Named Executives. Mr. Welch notified the Board of Directors on December 24, 2015 in accordance with his employment agreement that he did not intend to negotiate a renewal of the employment agreement that expires on December 31, 2016. The Committee approved transitioning Mr. Welch to the Management Severance Plan for Executives in all respects effective January 1, 2017 such that beginning on that date, Mr. Welch’s rights with respect to severance benefits will be governed solely by the Management Severance Plan for Executives.

Clawback Policy

In 2012, the Committee adopted a clawback policy, which is intended to be interpreted in a manner consistent with any applicable rules or regulations to be adopted by the SEC or the New York Stock Exchange as contemplated by the Dodd-Frank Act. The policy provides that in the event of an accounting restatement due to material non-compliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, annual incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Annual Incentive: We paid one discretionary bonus to a Named Executive Officer in connection with the successful completion of the sale of our Professional Services segment and of Bemis LLC in 2015. We did not pay any discretionary bonuses to other NEOs based on 2015 performance. Our MIC Program, which was reinstated in 2016, does not allow for unlimited payouts. For the 2016 program, annual incentive payments cannot exceed 200 percent of base salary for the CEO or 150 percent of base salary for the other NEOs.

•	Equity Awards: Our long-term incentive awards drive a long-term perspective and typically vest over a period of three or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200 percent of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under annual and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy, our mission, vision and values and the interests of our stockholders.

•	Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•	Stock Ownership and Retention Policy: Our stock ownership and retention policy requires our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with us.

•	Hedging Policy: Our hedging policy requires our senior management to retain the full risks and rewards associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executives and other Company officers to achieve business objectives that generate stockholder returns and to encourage behaviors that are consistent with our values.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code places a $1 million per person limitation on the United States tax deduction a U.S. publicly held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid in any fiscal year to the Company’s CEO and its three other highest paid executive officers other than the CFO, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code. We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Robert L. Sluder, Chairman

Michael C. Lebens

Phil D. Wedemeyer (appointed on June 9, 2015)

S. Miller Williams (until June 9, 2015)

Summary Compensation Table

The following table summarizes the total compensation earned by, or paid or awarded to, each of the named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013. Mr. McNabb resigned as Chief Executive Officer and Chairman of the Board on November 30, 2015. Mr. Fournier was promoted to Chief Executive Officer effective December 1, 2015 in addition to his other duties as President and Chief Operating Officer. Mr. Priest was promoted to Executive Vice President, Utility Transmission & Distribution in October 2014. Mr. Wiegele was promoted to Senior Vice President and President, Professional Services in January 2013 and to Executive Vice President, Engineering and Technology in July 2014 and subsequently resigned on November 30, 2015 in connection with the sale of our Professional Services segment. Mr. Allcorn was promoted to Executive Vice President, Pipeline Services in October 2014 and subsequently resigned on November 1, 2015. The amount listed below in the “All Other Compensation” column for Mr. Allcorn includes amounts paid pursuant to a waiver and release agreement between us and Mr. Allcorn. For additional information regarding his waiver and release agreement, see the caption “Potential Payments Upon Termination or Change in Control – Executive Separations – John K. Allcorn” below.

We have an employment agreement with Mr. Welch. For additional information regarding Mr. Welch’s employment agreement, see the caption “Potential Payments Upon Termination or Change in Control – Employment Agreement” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Michael J. Fournier President, Chief Executive Officer and Chief Operating Officer	2015	458,565	—	537,500		—	—		—	58,140	(3)	1,054,205
	2014	412,500	—	1,351,191		—	—		—	77,302		1,840,993
Van A. Welch Executive Vice President and Chief Financial Officer	2015	458,178	—	253,250		—	—		—	27,456	(4)	738,884
	2014	461,900	—	1,477,000		—	—		—	9,542	(6)	1,948,442
	2013	448,800	—	566,421		—	191,667		—	6,000	(6)	1,212,888
Johnny M. Priest Executive Vice President and President, Utility T&D	2015	430,000	—	238,350		—	—		—	25,826	(5)	694,176
	2014	412,663	—	1,129,763		—	—		—	3,558		1,545,984
Peter W. Arbour Senior Vice President and General Counsel	2015	372,750	75,000	83,250		—	—		—	5,591		536,591
Harry W. New Senior Vice President and President, Oil & Gas	2015	298,256	—	173,450		—	—		—	—		471,706
John T. McNabb, II(6) Former Chief Executive Officer	2015	752,606	—	982,381	(7)	—	—		—	58,235	(8)	1,793,222
	2014	208,950	—	—		—	—		—	43,278		252,228
Edward J. Wiegele Former Executive Vice President and President, Professional Services	2015	435,417	—	138,750		—	1,187,500	(9)	—	353,231	(10)	2,114,898
	2014	412,500	—	1,049,601		—	—		—	9,399		1,471,500
	2013	347,083	—	575,514		—	228,727		—	6,000		1,157,324
John K. Allcorn Former Executive Vice President, Pipeline Services	2015	358,333	—	372,000		—	—		—	874,811	(11)	1,605,144

(1)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Amounts have not been adjusted for expected forfeitures. The assumptions used to value the stock awards are included in Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts shown do not represent amounts paid to such executive officers.

(2)	The amounts shown for 2015 include contributions by the Company to our 401(k) Plan in the amount of $6,000 for each of Messrs. Welch, McNabb, Wiegele and Allcorn and $5,591 for Mr. Arbour and contributions by the Company to our retirement savings plan for Canadian employees in the amount of $11,754 for Mr. Fournier.

Does not include the value of perquisites and other personal benefits for 2015 for each of Messrs. Arbour, New and Allcorn because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(3)	In addition to the item included in footnote (2) above, the amount for Mr. Fournier includes an automobile allowance, expenses related to a corporate apartment in Houston, Texas paid by the Company and $32,519 of commuting expenses for travel between Houston, Texas and Mr. Fournier’s home in Calgary, Alberta, Canada. For compensation purposes, we calculate the aggregate incremental cost of travel expenses incurred in Canadian dollars based on the average exchange rate in effect for 2015.
(4)	In addition to the item included in footnote (2) above, the amount for Mr. Welch includes expenses related to a corporate apartment in Houston, Texas paid by the Company and reimbursement of fuel expenses.
(5)	The amount for Mr. Priest includes expenses related to a corporate apartment in Fort Worth, Texas paid by the Company and commuting expenses for travel between Fort Worth, Texas and Mr. Priest’s home in North Carolina.
(6)	Mr. McNabb resigned as Chairman of the Board and Chief Executive Officer of the Company on November 30, 2015. The Summary Compensation Table for fiscal 2015 reflects Mr. McNabb’s compensation as Chief Executive Officer for the period from January 1, 2015 to November 30, 2015. Please refer to the Director Compensation Table for 2015 for a description of Mr. McNabb’s compensation as a non-employee director for the period from December 1, 2015 to December 31, 2015.
(7)	In connection with Mr. McNabb’s retirement, the vesting of 62,500 shares of restricted stock was accelerated to November 30, 2015. The amount shown in the Stock Awards column includes $173,131, which represents the incremental value to Mr. McNabb as a result of the accelerated vesting of the shares of restricted stock.
(8)	In addition to the item included in footnote (2) above, the amount for Mr. McNabb includes $27,342 of expenses related to a corporate apartment in Houston, Texas paid by the Company and reimbursement of commuting expenses for travel between Houston, Texas and Mr. McNabb’s home in Asheville, North Carolina.
(9)	The amount shown represents a cash award paid to Mr. Weigele pursuant to a performance-based award opportunity established for Mr. Wiegele depending on the sales price of our Professional Services segment.
(10)	In addition to the item included in footnote (2) above, the amount for Mr. Wiegele includes an automobile allowance, expenses related to a corporate apartment in Tulsa, Oklahoma paid by the Company and $39,074 of expenses associated with the transfer of title to a leased vehicle to Mr. Wiegele in connection with Mr. Wiegele’s resignation.

In connection with Mr. Wiegele’s resignation, the vesting of 94,068 shares of restricted stock was accelerated for Mr. Wiegele on November 30, 2015. The amount shown in the All Other Compensation column for Mr. Wiegele includes $268,208, which represents the incremental value to Mr. Wiegele as a result of the accelerated vesting of his shares of restricted stock.

(11)	In connection with Mr. Allcorn’s resignation, Mr. Allcorn received a lump sum termination payment of $430,000 and a lump sum payment of $33,077 for all accrued, unused vacation time. In addition, the vesting of 133,583 shares of restricted stock was accelerated for Mr. Allcorn in November 2015. The amount shown in the All Other Compensation column for Mr. Allcorn includes $405,734, which represents the incremental value to Mr. Allcorn as a result of the accelerated vesting of his shares of restricted stock.

Grants of Plan-Based Awards During 2015

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2015. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(2)	Options (#)	Awards ($ / Sh)	Awards ($)
Michael J. Fournier				—	—	—	—	—	—	—	—	—	—
	4/6/15		3/18/15	—	—	—	—	—	—	25,000	—	—	77,750
	5/11/15		3/18/15	—	—	—	0	25,000	50,000	—	—	—	61,000
	12/1/15		11/4/15	—	—	—	—	—	—	125,000	—	—	398,750
Van A. Welch				—	—	—	—	—	—	—	—	—	—
	4/6/15		3/18/15	—	—	—	—	—	—	25,000	—	—	77,750
	5/11/15		3/18/15	—	—	—	0	25,000	50,000	—	—	—	61,000
	11/4/15		11/4/15	—	—	—	—	—	—	50,000	—	—	114,500
Johnny M. Priest				—	—	—	—	—	—	—	—	—	—
	4/6/15		3/18/15	—	—	—	—	—	—	25,000	—	—	77,750
	5/1/15		5/1/15	—	—	—	—	—	—	40,000	—	—	99,600
	5/11/15		3/18/15	—	—	—	0	25,000	50,000	—	—	—	61,000
Peter W. Arbour				—	—	—	—	—	—	—	—	—	—
	4/6/15		3/18/15	—	—	—	—	—	—	15,000	—	—	46,650
	5/11/15		3/18/15	—	—	—	0	15,000	30,000	—	—	—	36,600
Harry W. New				—	—	—	—	—	—	—	—	—	—
	1/12/15		1/12/15	—	—	—	—	—	—	15,000	—	—	79,800
	4/6/15		3/18/15	—	—	—	—	—	—	15,000	—	—	46,650
	5/14/15		5/14/15	—	—	—	—	—	—	20,000	—	—	47,000
John T. McNabb, II				—	—	—	—	—	—	—	—	—	—
	4/6/15		3/18/15	—	—	—	—	—	—	125,000	—	—	388,750
	5/11/15	(3)	3/18/15	—	—	—	0	125,000	250,000	—	—	—	305,000
	11/5/15		11/4/15	—	—	—	—	—	—	50,000	—	—	115,500
Edward J. Wiegele				475,000	950,000	1,187,000	—	—	—	—	—	—	—
	4/6/15		3/18/15	—	—	—	—	—	—	25,000	—	—	77,750
	5/11/15		3/18/15	—	—	—	0	25,000	50,000	—	—	—	61,000
John K. Allcorn				—	—	—	—	—	—	—	—	—	—
	4/6/15		3/18/15	—	—	—	—	—	—	25,000	—	—	77,750
	4/6/15		3/18/15	—	—	—	—	—	—	75,000	—	—	233,250
	5/11/15		3/18/15	—	—	—	0	25,000	50,000	—	—	—	61,000

(1)	The Compensation Committee suspended the short-term bonus program for 2015 and determined that any bonuses for 2015 would be entirely discretionary. Thus, no amounts are shown in the columns captioned “Threshold,” “Target” and “Maximum,” except for Mr. Wiegele who had a special performance-based award opportunity depending on the sales price of our Professional Services segment.
(2)	These stock awards were granted under our 2010 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2015 table below.
(3)	In connection with Mr. McNabb’s retirement on November 30, 2015, this award was forfeited.

Outstanding Equity Awards at Fiscal Year-End for 2015

The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2015.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name	Exercisable	Unexercisable	(#)
Michael J. Fournier	—	—	—	—	—	190,144	(4)	511,487	—	—
Van A. Welch	50,000	—	—	17.79	8/27/16	150,082	(5)	403,721	—	—
Johnny M. Priest	—	—	—	—	—	77,055	(6)	207,278	—	—
Peter W. Arbour	—	—	—	—	—	41,242	(7)	110,941	—	—
Harry W. New	—	—	—	—	—	50,000	(8)	134,500	—	—
John T, McNabb, II	—	—	—	—	—	—		—	—	—
Edward J. Wiegele	—	—	—	—	—	—		—	—	—
John K. Allcorn	—	—	—	—	—	—		—	—	—

(1)	In 2014, each of the Named Executives other than Messrs. McNabb and New received performance-based RSUs, including performance-based RSUs for the three-year period ending December 31, 2016, performance-based RSUs for the two-year stub period ending December 31, 2015 and performance-based RSUs for the one-year stub period ending December 31, 2014. In March 2015 and March 2016, the Compensation Committee confirmed that with respect to the performance-based RSUs for the one-year and two-year stub performance periods, Messrs. Fournier, Welch, Priest, Arbour, Wiegele and Allcorn earned 0 shares. The performance-based RSUs for the three-year performance period are reported in the column captioned “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested.”
(2)	Based on the closing price of our common stock on December 31, 2015 ($2.69), as reported on the New York Stock Exchange.
(3)	The number of shares shown for the performance-based RSUs with a performance period ending on December 31, 2016 and 2017 reflects threshold level of performance, for which the payout is zero.
(4)	These shares vest as follows: 5,000 restricted stock units on March 21, 2016; 7,500 restricted stock units on each of March 26, 2016 and 2017; 6,714 restricted stock units on May 20, 2017 and 6,715 restricted stock units on each of May 20, 2016 and 2018; 6,250 restricted stock units on each of April 16, 2016, 2017, 2018 and 2019; and 41,667 restricted stock units on each of December 1, 2016 and 2017 and 41,666 restricted stock units on December 1, 2018.
(5)	These shares vest as follows: 11,111 shares of restricted stock on March 26, 2016; 7,337 restricted stock units on March 15, 2016; 39,968 shares of restricted stock on December 31, 2016; 8,333 shares of restricted stock on each of May 20, 2016 and 2017; 8,334 shares of restricted stock on April 6, 2016 and 8,333 shares of restricted stock on each of April 6, 2017 and 2018; and 25,000 shares of restricted stock on each of November 4, 2016 and 2017.
(6)	These shares vest as follows: 4,029 shares of restricted stock on each of May 20, 2016, 2017 and 2018; 39,968 shares of restricted stock on December 31, 2016; and 6,250 shares of restricted stock on each of April 6, 2016, 2017, 2018 and 2019.
(7)	These shares vest as follows: 3,669 restricted stock units on March 5, 2016; 4,167 shares of restricted stock on March 21, 2016; 4,167 shares of restricted stock on each of March 26, 2016 and 2017; 3,750 shares of restricted stock on each of April 6, 2016, 2017, 2018 and 2019; and 3,357 shares of restricted stock on each of May 20, 2016 and 2017 and 3,358 shares of restricted stock on May 20, 2018.
(8)	These shares vest as follows: 3,750 shares of restricted stock on each of January 12, 2016, 2017, 2018 and 2019; 3,750 shares of restricted stock on each of April 6, 2016, 2017, 2018 and 2019; and 10,000 shares of restricted stock on each of May 14, 2016 and 2017.

Option Exercises and Stock Vested During 2015

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Fournier	—	—	48,714	129,539
Van A. Welch	—	—	52,546	195,522
Johnny M. Priest	—	—	74,028	196,839
Peter W. Arbour	—	—	22,686	81,111
Harry W. New	—	—	—	—
John T. McNabb, II	—	—	180,616	481,480
Edward J. Wiegele	—	—	120,873	371,121
John K. Allcorn	—	—	146,459	331,603

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2015 termination date and, where applicable, using the closing price of our common stock of $2.69 (as reported on the New York Stock Exchange) as of December 31, 2015. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

Mr. McNabb retired on November 30, 2015. On November 30, 2015, the sale of our Professional Services segment was completed and Mr. Wiegele resigned and joined the purchaser. Mr. Allcorn resigned on November 1, 2015. For a discussion of any amounts paid to them in connection with their separation from us, see the discussion under the caption “Potential Payments Upon Termination or Change in Control – Executive Separations” below.

Michael J. Fournier

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($613,000)	$0	$0	$0	$1,226,000	(2)	$0	$1,226,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0	(2)	$0	$388,884	(3)	$0
Long-term Incentives
Restricted Stock Units
Unvested and Accelerated	$0	$0	$0	$511,487	(4)	$0	$511,487	(4)	$511,487	(4)
Restricted Stock Units	$0	$0	$0	$0	(5)	$0	$0	(5)	$0	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$6,036	(6)	$0
Total	$0	$0	$0	$1,737,487		$0	$2,132,407		$511,487

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives-Canada, if Mr. Fournier’s employment is terminated other than for cause by us prior to a change of control and prior to December 1, 2018, Mr. Fournier would be entitled to a payment equal to two times the greater of his base compensation immediately before the change in control or on the date of separation from service.
(3)	Under our Management Severance Plan for Executives-Canada, Mr. Fournier would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2013 and December 31, 2015 was $194,442); plus one times his target cash bonus for the year of his termination. For 2015, no targets were set for executive bonuses and no bonuses were paid under our Management Incentive Compensation Plan.
(4)	Under the award agreements whereby Mr. Fournier was awarded service-based restricted stock units, he would be entitled to the accelerated vesting of restricted stock units for 190,144 shares.
(5)	Under the award agreements whereby Mr. Fournier was awarded 51,858 performance-based RSUs, if (i) prior to a change of control, Mr. Fournier’s employment is terminated by us other than for cause, (ii) within one year following a change of control, Mr. Fournier’s employment is terminated by us other than for cause or Mr. Fournier resigns for “good reason” or (iii) Mr. Fournier dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the periods January 1, 2014 to December 31, 2015 and January 1, 2015 to December 31, 2015, we have assumed that the payout on these unvested RSUs will be zero.
(6)	Under our Management Severance Plan for Executives-Canada, Mr. Fournier would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Van A. Welch

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination		Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($475,000)	$0		$0	$0	$475,000	(2)	$0		$1,425,000	(3)	$0
Short-term Incentive	$0	(4)	$0	$0	$237,500	(2)	$0	(4)	$575,001	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0		$0	$0	$403,721	(5)	$0		$403,721	(5)	$403,721	(5)
Restricted Stock Units	$0		$0	$0	$0	(6)	$0		$0	(6)	$0	(6)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0		$0	$0	$0		$0		$8,490	(7)	$0
Total	$0		$0	$0	$1,116,221		$0		$2,412,212		$403,721

(1)	Neither our Management Severance Plan for Executives nor Mr. Welch’s employment agreement has a provision for retirement benefits.
(2)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of the employment agreement plus his target cash bonus for the year of his termination plus his target cash bonus for the 2016 year. Mr. Welch did not have a target cash bonus for 2015 and his target cash bonus for 2016 is 50% of his $475,000 base salary, or $237,500.
(3)	Under our Management Severance Plan for Executives and his Employment Agreement, Mr. Welch would be entitled to a payment equal to three times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2013 and December 31, 2015 was $191,667); plus one times his target cash bonus for the year of his termination. For 2015, no targets were set for executive bonuses and no bonuses were paid under our Management Incentive Compensation Plan.
(4)	Mr. Welch would be entitled to any cash bonus earned for performance for the year ended immediately prior to his termination. Mr. Welch was not paid a cash bonus for 2015.
(5)	Under his employment agreement and our stock incentive plans, Mr. Welch would be entitled to the accelerated vesting of 150,082 shares of restricted stock.
(6)	Under the award agreements whereby Mr. Welch was awarded 50,000 performance-based RSUs, if (i) prior to a change of control, Mr. Welch’s employment is terminated by us other than for cause, (ii) within one year following a change of control, Mr. Welch’s employment is terminated by us other than for cause or Mr. Welch resigns for “good reason” or (iii) Mr. Welch dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the periods January 1, 2014 to December 31, 2015 and January 1, 2015 to December 31, 2015, we have assumed that the payout on these unvested RSUs will be zero.
(7)	Under our Management Severance Plan for Executives, Mr. Welch’s medical/dental and life insurance coverage would continue for 12 months.

Johnny M. Priest

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($430,000)	$0	$0	$0	$430,000	(2)	$0	$860,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$613,740	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$207,278	(4)	$0	$207,278	(4)	$207,278	(4)
Restricted Stock Units	$0	$0	$0	$0	(5)	$0	$0	(5)	$0	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$9,626	(6)	$0
Total	$0	$0	$0	$637,278		$0	$1,690,644		$207,278

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2013 and December 31, 2015 was $306,870); plus one times his target cash bonus for the year of his termination. For 2015, no targets were set for executive bonuses and no bonuses were paid under our Management Incentive Compensation Plan.
(4)	Under the award agreements whereby Mr. Priest was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 77,055 shares of restricted stock.
(5)	Under the award agreements whereby Mr. Priest was awarded 41,115 performance-based RSUs, if (i) prior to a change of control, Mr. Priest’s employment is terminated by us other than for cause, (ii) within one year following a change of control, Mr. Priest’s employment is terminated by us other than for cause or Mr. Priest resigns for “good reason” or (iii) Mr. Priest dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the periods January 1, 2014 to December 31, 2015 and January 1, 2015 to December 31, 2015, we have assumed that the payout on these unvested RSUs will be zero.
(6)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Peter W. Arbour

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($372,750)	$0	$0	$0	$372,750	(2)	$0	$745,500	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$318,378	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$110,941	(4)	$0	$110,941	(4)	$110,941	(4)
Restricted Stock Units	$0	$0	$0	$0	(5)	$0	$0	(5)	$0	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$10,475	(6)	$0
Total	$0	$0	$0	$483,691		$0	$1,185,294		$110,941

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Arbour would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Arbour would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2013 and December 31, 2015 was $159,189); plus one times his target cash bonus for the year of his termination. For 2015, no targets were set for executive bonuses and no bonuses were paid under our Management Incentive Compensation Plan.
(4)	Under the award agreements whereby Mr. Arbour was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 41,242 shares of restricted stock.
(5)	Under the award agreements whereby Mr. Arbour was awarded 28,429 performance-based RSUs, if (i) prior to a change of control, Mr. Arbour’s employment is terminated by us other than for cause, (ii) within one year following a change of control, Mr. Arbour’s employment is terminated by us other than for cause or Mr. Arbour resigns for “good reason” or (iii) Mr. Arbour dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the periods January 1, 2014 to December 31, 2015 and January 1, 2015 to December 31, 2015, we have assumed that the payout on these unvested RSUs will be zero.
(6)	Under our Management Severance Plan for Executives, Mr. Arbour would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Harry W. New

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($320,000)	$0	$0	$0	$320,000	(2)	$0	$320,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$0	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$134,500	(4)	$0	$134,500	(4)	$134,500	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$18,326	(5)	$0
Total	$0	$0	$0	$454,500		$0	$472,826		$134,500

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Senior Management, Mr. New would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Senior Management, Mr. New would be entitled to a payment equal to one times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control (Mr. New’s employment commenced January 12, 2015 and he received no cash bonuses for 2015); plus one times his target cash bonus for the year of his termination. For 2015, no targets were set for executive bonuses and no bonuses were paid under our Management Incentive Compensation Plan.
(4)	Under the award agreements whereby Mr. New was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 50,000 shares of restricted stock.
(5)	Under our Management Severance Plan for Senior Management, Mr. New would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Employment Agreement. The only current named executive officer with an employment agreement is Van A. Welch. The term of the employment agreement is five years and two months, commencing on November 1, 2011, and ending on December 31, 2016 (the “Welch Employment Period”). Mr. Welch notified the Board of Directors on December 24, 2015 in accordance with the employment agreement that he did not intend to negotiate a renewal of the employment agreement at the end of its term. Instead, he will be transitioned to the Management Severance Plan for Executives in all respects effective January 1, 2017.

Pursuant to the employment agreement, Mr. Welch will earn a base salary of $448,800 per year. Mr. Welch will be eligible for increases in the base salary based on merit. Mr. Welch’s base salary was increased to $475,000 in 2014.

Mr. Welch received a sign-on bonus in the amount of $100,000 in January 2012. The employment agreement also provides that Mr. Welch will participate in our MIC Program, pursuant to which he will be eligible for annual bonuses at the executive leadership team level. The Board of Directors and the Compensation Committee of the Board of Directors may also award Mr. Welch a discretionary bonus based on our financial performance, Mr. Welch’s personal performance, the bonuses paid to our other executives, as well as such other matters as the Board or the Compensation Committee deem appropriate.

The employment agreement provides that Mr. Welch will be awarded the number of shares of our common stock under the 2010 Stock Plan in the form of restricted stock on the dates indicated below if Mr. Welch is still employed by us on those dates and subject to the terms of the 2010 Stock Plan and Mr. Welch’s execution of restricted stock award agreements:

Date of Award	Number of Restricted Stock Shares
November 2011	50,000
March 2012	50,000
March 2013	50,000
March 2014	50,000
March 2015	50,000

The November 2011 award, which was made on November 17, 2011, is service-based. The March 2012 and March 2013 awards were two-thirds service-based and one-third performance-based. The 2014 and 2015 awards were one-half service-based and one-half performance-based. At the discretion of the Board of Directors or Compensation Committee, all other awards may be performance-based or service-based or a combination of performance-based and service-based. All service-based awards will vest in one-third increments on each of the first, second and third anniversaries of the date of the award. If Mr. Welch resigns at any time after the end of the Welch Employment Period, he will continue to hold all restricted stock previously awarded under the employment agreement, and the restricted stock will vest as originally scheduled.

Mr. Welch’s rights with respect to severance benefits are governed by the terms of the employment agreement and by our Management Severance Plan for Executives. If Mr. Welch resigns during the Welch Employment Period (other than for good reason), or is terminated for cause, he will receive the base salary only through the date of separation from service, and will receive no bonus payment under the MIC Program for any year that is not completed at the date of separation.

In the event of his death or disability, Mr. Welch will receive his base salary through the date of his separation from service and an amount in cash equal to the target cash bonus that would have been due under the MIC Program if we had achieved the performance goals for the year in which such separation occurs, prorated to the date of separation. In addition, the restrictions on all of Mr. Welch’s restricted shares awarded under the employment agreement prior to the date of separation would lapse within one year following the date of separation, as determined by the Compensation Committee.

Pursuant to the employment agreement, if Mr. Welch’s employment is terminated other than for cause by us or Mr. Welch resigns for good reason at any time prior to a change in control of us, the restrictions on all restricted stock awarded to Mr. Welch under the employment agreement prior to the separation from service will lapse within one year following the separation from service, as determined by the Compensation Committee, and, in lieu of any payments under the Management Severance Plan for Executives, he will be entitled to the following:

•	his base salary in effect on the date of termination for a period equal to the greater of (i) the remainder of the Welch Employment Period, but not to exceed three years following the date of termination or (ii) a period of 12 months following the date of termination; and

•	a cash bonus in an amount determined as if we and Mr. Welch had met the performance goals for Mr. Welch to receive the target cash bonus under the MIC Program for each of the uncompleted years remaining in the Welch Employment Period, but not to exceed three years.

Payment of any amounts described in the preceding paragraph will be conditioned on Mr. Welch’s execution and delivery to us of an irrevocable release and waiver within 60 days after the separation from service. Payment of any such amounts will be further conditioned on his compliance with all of the covenants set forth in the employment agreement and with the confidentiality, non-competition, non-solicitation, non-disparagement and other covenants included in Article VI of the Management Severance Plan for Executives.

If Mr. Welch’s employment is terminated by us other than for cause or he resigns for good reason within one year after a change in control of us has occurred, he will be entitled to severance compensation in accordance with the Management Severance Plan for Executives, except that the 200 percent payment described below shall be 300 percent for Mr. Welch. Under the Management Severance Plan for Executives, a participant who is terminated by us other than for cause or who resigns for good reason within one year after a change in control of us has occurred is entitled to severance compensation equal to:

•	200% of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of us; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.

The Management Severance Plan for Executives provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Executive Separations.

John T. McNabb, II. In connection with his retirement on November 30, 2015 as Chairman of the Board and Chief Executive Officer:

•	Mr. McNabb received no severance compensation under the Management Severance Plan for Executives;

•	Mr. McNabb forfeited all of his outstanding performance-based RSUs for 125,000 shares at target (250,000 shares at maximum) on the date of his retirement;

•	The remaining 62,500 shares of Mr. McNabb’s service-based restricted stock which had not previously vested on an earlier date vested in full on the date of his retirement;

•	In recognition of his efforts in reshaping the Oil & Gas segment and strengthening our balance sheet through various divestitures and other initiatives, Mr. McNabb was awarded 50,000 shares of service-based restricted stock on November 5, 2015, which vested in full on the date of his retirement; and

•	Mr. McNabb entered into a consulting agreement with us covering the six-month period from December 1, 2015 to June 1, 2016, pursuant to which he will provide consulting services to us to ensure a smooth transition of the Chief Executive Officer role to Mr. Fournier and will be paid $12,500 per month.

Edward J. Wiegele. On November 30, 2015, the sale of our Professional Services segment was completed and Mr. Wiegele, who was President of the segment, resigned from us and joined the purchaser. In accordance with the performance-based award opportunity provided to him in connection with the sale of the segment, Mr. Wiegele received a cash award of $1,187,500 and waived the right to receive any severance payment under the Management Severance Plan for Executives. In addition, 94,068 shares of service-based restricted stock previously awarded to Mr. Wiegele, but unvested at the time of his resignation, vested in full on the resignation date and 69,763 performance-based RSUs previously awarded to Mr. Wiegele will vest or be forfeited in accordance with the terms of the respective award agreements under which they were awarded.

John K. Allcorn. In connection with his resignation in November 2015, Mr. Allcorn entered into a waiver and release agreement with us, pursuant to which:

•	We paid Mr. Allcorn a lump sum cash payment of $430,000, which was equal to his base salary at the time of his resignation and the severance compensation to which he was entitled under the Management Severance Plan for Executives;

•	133,583 shares of service-based restricted stock previously awarded to Mr. Allcorn, but unvested at the time of his resignation, vested in full on the resignation date; and

•	An additional 42,905 of Mr. Allcorn’s unvested performance-based restricted stock units that were previously awarded to him will vest or be forfeited in accordance with the terms of the respective award agreements under which they were awarded.

Management Severance Plans.

U.S. Plan for Executives. In October 2010, we established the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan for Executives”). Messrs. Welch, Priest and Arbour are participants in this Plan, although Mr. Welch’s rights with respect to severance benefits are governed by the terms of his employment agreement and this Plan. The initial term of this Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of this Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.

The Management Severance Plan for Executives provides that a participant whose employment is terminated other than for cause by us or who voluntarily terminates his employment for “good reason” within one year after a change in control of us has occurred, shall be entitled to severance compensation equal to:

•	200 percent of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of us; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.

“Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor this Plan.

The Management Severance Plan for Executives provides that a participant whose employment is terminated other than for cause by us prior to a change in control shall be entitled to severance compensation equal to 100 percent of the participant’s base salary in effect on the date of the termination of employment.

The Management Severance Plan for Executives provides that if the payments and benefits otherwise required under this Plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the term of the Management Severance Plan for Executives and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. This Plan also requires, among other things, a participant to keep our trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing us and restricts us from disparaging or criticizing the participant.

U.S. Plan for Senior Management. In October 2010, we established the Willbros Group, Inc. 2010 Management Severance Plan for Senior Management. Mr. New is a participant in this Plan. The initial term of this Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of this Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. This Plan provides severance compensation substantially equivalent to the benefits described above for certain executive officers under the Management Severance Plan for Executives, except that the 200 percent payments described above relating to a change in control of us shall only be 100 percent.

Canadian Plan for Executives. In October 2014, we established the Willbros Group, Inc. Management Severance Plan for Executives - Canada (as amended, the “Canadian MSP”). Mr. Fournier is a participant in the Canadian MSP. The initial term of the Canadian MSP ended on December 31, 2014. On the last day of the initial term, and on each successive anniversary of such date, the term of the Canadian MSP is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. The Canadian MSP provides severance compensation substantially equivalent to the benefits described above for certain executive officers under the Management Severance Plan for Executives, except that (a) a participant whose employment is terminated other than for cause by us prior to a change in control and before December 1, 2018 will be entitled to severance compensation equal to 200% of the participant’s annual base salary in effect on the date of the termination of employment and (b) a participant whose employment is terminated other than for cause by us prior to a change in control and on or after December 1, 2018 will be entitled to severance compensation equal to 100% of the participant’s annual base salary in effect on the date of the termination of employment and 100% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the termination of employment. We have waived Mr. Fournier’s compliance with the non-competition provisions of the Canadian MSP and the Management Severance Plan for Executives in the event that Mr. Fournier voluntarily leaves us on or after December 1, 2018.

1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.

2010 Stock Plan. Under our 2010 Stock Plan, all outstanding awards become fully exercisable and free of all restrictions, and, in the case of performance-based awards, the target payout opportunity shall be deemed to be fully earned, in the event of a change of control of us, as defined in such plan, unless otherwise provided in the award agreement or specifically prohibited by law or by the rules and regulations of any national securities exchange. However, no accelerated vesting, lapsing of restrictions or payment of awards will occur if the Compensation Committee reasonably determines in good faith before the occurrence of a change of control that the award will be honored or assumed, or new rights substituted for the award by any successor, and the alternative award:

•	will be based on stock that will be publicly traded in any established U.S. trading market;

•	provides the participant with rights and terms that are substantially equivalent or superior to the rights and terms of the existing award;

•	will have at least substantially equivalent economic value to the existing award; and

•	provides for accelerated vesting if the participant is terminated without cause or constructively terminated within one year after the change of control.

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee was composed of Robert L. Sluder, Michael C. Lebens, Phil D. Wedemeyer (appointed June 9, 2015) and S. Miller Williams (until June 9, 2015), all of whom are independent directors. During 2015, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee uses Mercer to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provides from time to time market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices. Mercer compares each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys. For purposes of evaluating director compensation for 2015, the Mercer market data was presented in August 2014. The Board made no changes to director compensation for 2015.

In conjunction with the appointment of a non-executive Chairman of the Board, effective December 1, 2015, and due to changes to our Company’s size, the Board of Directors approved changes to the peer group being used by the Compensation Committee when evaluating non-employee director compensation. Based on the revised peer group data, the Compensation Committee recommended reducing the Chairman’s annual retainer from $300,000, which is 50-percent cash and 50-percent equity, to $275,000, also equally divided between cash and equity. The Board approved the Compensation Committee’s recommendation in November 2015.

Cash Compensation

Non-employee directors are compensated as follows:

•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $137,500 (reduced from $150,000 effective November 5, 2015);

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended in person;

•	each non-employee director receives a fee of $750 for each Board meeting attended via telephone conference connection;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves, with the exception of the Executive Committee for which no fees are paid;

•	each non-employee director receives a fee of $750 for each committee meeting attended on which he serves via telephone conference connection, with the exception of the Executive Committee for which no fees are paid;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each of the Compensation Committee and Nominating/Corporate Governance Committee of the Board receives an annual retainer fee of $10,000.

Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.

Amended and Restated 2006 Director Restricted Stock Plan

We currently have a director stock plan that generally provides for the award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 750,000 shares of our common stock are available for issuance under this plan. Under this plan:

•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.

In the case of an initial award, the number of shares represented by the award will equal $75,000, divided by the fair market value of a share of our common stock on the date of the award and prorated based upon the number of days of service between the non-employee director’s effective date of appointment to the Board and the first annual award.

In the case of an annual award, the number of shares represented by the award will equal $75,000, or $137,500 (reduced from $150,000 effective November 5, 2015) in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award.

The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change in control of us (as defined in this plan).

Director Compensation Table for 2015

The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2015. Mr. Wedemeyer became a director on April 17, 2015.

Name (1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Edward J. DiPaolo	126,250		75,000		—	—	—	—		201,250
Michael C. Lebens	109,500	(5)	75,000	(5)	—	—	—	—		184,500
Daniel E. Lonergan	114,000	(5)	75,000	(5)	—	—	—	—		189,000
John T. McNabb, II	12,500		—		—	—	—	12,500	(6)	25,000
Robert L. Sluder	124,750		75,000		—	—	—	—		199,750
Phil D. Wedemeyer	70,141		86,097	(7)	—	—	—	—		156,238
S. Miller Williams	156,500	(8)	75,000	(8)	—	—	—	—		231,500

(1)	Michael J. Fournier is not included in this table as he was an officer and employee during his service as a director during 2015 and thus received no compensation for service as a director. Please refer to the Summary Compensation Table for a description of Mr. Fournier’s compensation in fiscal 2015. John T. McNabb, II retired as Chairman of the Board and Chief Executive Officer on November 30, 2015, but remained on the Board as a non-employee director. The Director Compensation Table for 2015 reflects Mr. McNabb’s compensation as a non-employee director for the period from December 1, 2015 to December 31, 2015. Please refer to the Summary Compensation Table for a description of Mr. McNabb’s compensation as Chief Executive Officer for the period from January 1, 2015 to November 30, 2015.
(2)	Amounts represent annual retainer fees for non-employee directors and the chairman of each committee as well as payments for meeting fees for Board and Committee meetings.
(3)	These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. As of December 31, 2015, each director had the following aggregate number of shares of restricted stock outstanding: Edward J. DiPaolo: 37,879; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: 37,879; Phil D. Wedemeyer: 41,929; and S. Miller Williams: 37,879. On June 10, 2015, each of Messrs. DiPaolo, Sluder, Wedemeyer and Williams were granted an annual award of 37,879 shares of restricted stock with a grant date fair value, computed in accordance with ASC Topic 718, of $75,000. In conjunction with Mr. Wedemeyer’s appointment to serve on the Board of Directors on April 17, 2015, he received an initial award of 4,050 shares of restricted stock having a grant date fair value of $11,097. As further discussed in footnote 5 below, Mr. Lonergan, as an employee, and Mr. Lebens, as a retired employee and current member of the Board of Stakeholders, of an affiliate of InfrastruX Holdings, LLC, each assigned their award of 37,879 restricted shares under the 2006 Director Restricted Stock Plan to InfrastruX Holdings, LLC.
(4)	As of December 31, 2015, each director had the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: Edward J. DiPaolo: -0-; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; Phil D. Wedemeyer: -0-; and S. Miller Williams: 5,000. Mr. Williams’ options expired on January 9, 2016.
(5)	Messrs. Lebens and Lonergan serve on the Board of Directors as designees of InfrastruX, pursuant to a Stockholder Agreement. Messrs. Lebens and Lonergan are required to assign, and have assigned, to InfrastruX any and all cash retainers and stock awards payable to them as a result of their service on the Board of Directors. Accordingly, all compensation shown in this table, which is payable to Messrs. Lebens and Lonergan, including 37,879 shares of restricted stock awarded in 2015 to each of Messrs. Lebens and Lonergan, has been assigned to InfrastruX.
(6)	In conjunction with his retirement as Chairman of the Board and Chief Executive Officer on November 30, 2015, Mr. McNabb entered into a consulting agreement with us covering the six-month period from December 1, 2015 to June 1, 2016, pursuant to which he provides consulting services to ensure a smooth transition of the Chief Executive Officer role to Mr. Fournier and is paid $12,500 per month.

(7)	Mr. Wedemeyer’s stock awards include his initial award of 4,050 shares of restricted stock on April 17, 2015, the date he was appointed to serve on the Board of Directors.
(8)	Mr. Williams, who became the non-executive Chairman of the Board effective December 1, 2015, has waived until July 1, 2016, the fixed cash portion of his increase in compensation over his fixed cash portion of his compensation prior to becoming non-executive Chairman. He has also waived any additional stock compensation for the period from December 1, 2015 through June 1, 2016, as a result of his increase in compensation by being elected Chairman.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by security holders	1,016,354	(1)	$17.53	(1)	1,439,267
Equity compensation plans not approved by security holders	—				—

Total	1,016,354		$17.53		1,439,267	(2)

(1)	Includes 961,354 shares subject to restricted stock rights/units and 55,000 shares subject to outstanding stock options. This amount includes (a) the earned portion of certain 2013 and 2014 long-term cash incentive awards payable in stock, (b) the earned portion of certain executive officers’ performance-based RSUs, which are conditioned upon continued service, (c) the unearned portion of other performance-based RSUs, for which performance has not yet been determined and assuming that target level performance is achieved and (d) any service-based restricted stock rights/units. The weighted average exercise price does not take these rights/units into account. Does not include 981,983 shares subject to outstanding time-based restricted stock awards.
(2)	Represents the total number of shares available for issuance under (a) our 2010 Stock Plan pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards and (b) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 1,377,182 shares available for issuance under our 2010 Stock Plan, all may be awarded as restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards. All 62,085 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.

REPORT OF THE AUDIT COMMITTEE

Securities and Exchange Commission rules require that Willbros’ proxy statement contain a report of its audit committee. The role of the Willbros Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2015 with management and PricewaterhouseCoopers. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers the issue of its independence from us and has concluded that PricewaterhouseCoopers is independent.

The Audit Committee has also discussed with our internal auditors and PricewaterhouseCoopers, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

S. Miller Williams, Chairman (until December 1, 2015)

Phil D. Wedemeyer, Chairman (effective December 1, 2015)

Edward J. DiPaolo

Daniel E. Lonergan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Agreement

In March 2010, in connection with the acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement with InfrastruX Holdings, LLC (the “Investor”), which was amended in April 2011 and amended and restated in March 2015 (as amended and restated, the “Stockholder Agreement”). The Stockholder Agreement (i) establishes certain restrictions on transfer with respect to any shares of our common stock beneficially owned by the Investor and (ii) provides for certain corporate governance and registration rights. The Audit Committee, with Mr. Lonergan abstaining, has approved the Stockholder Agreement in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below.

Board of Directors. The Stockholder Agreement required that, on the closing date of the acquisition (the “Closing Date”), we would increase the size of our Board of Directors from eight to ten members, and that the Board of Directors would appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). Upon the expiration of Mr. Levande’s term at the 2011 Annual Meeting, the Board appointed Michael C. Lebens who, along with Mr. Lonergan, serve as the Investor Designees. The Investor is entitled to designate two Investor Designees as long as the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) beneficially own all of the shares of our common stock received in connection with the acquisition (the “Initial Shares”). After such time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to (i) two Investor Designees, as long as the Investor Group beneficially owns at least 15 percent of all shares of our common stock then outstanding, excluding any issuance of shares on or after April 1, 2011, to any former, current and future officers, directors and employees of the Company or its affiliates (“Excluded Shares”), and (ii) one Investor Designee, as long as the Investor Group beneficially owns at least five percent but less than 15 percent of all shares of our common stock then outstanding, excluding the Excluded Shares.

Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence used by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each Investor Designee then serving on the Board.

Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group beneficially owns at least 10 percent of all shares of our common stock then outstanding, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor has also agreed that no member of the Investor Group will grant any proxies with respect to the shares of our common stock owned by it, other than to us, our designee or another member of the Investor Group, or deposit any shares of our common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.

Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor is no longer entitled to designate at least one Investor Designee, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of our common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.

Transfer Restrictions. Under the Stockholder Agreement, the Investor may freely sell any of their shares, provided that, without our consent, which consent not to be unreasonably delayed or withheld, the Investor may not sell, in one transaction or a series of related private transactions, five percent or more of the then-outstanding shares of our common stock to any one transferee or related group of transferees.

Registration Rights. We have agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the acquisition (the “Investor Shares”). The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of our common stock initiated by us or another Willbros stockholder.

Transactions with KKR Credit Advisors (US) LLC and Affiliates

On March 31, 2015, we entered into the First Amendment to the Credit Agreement (the “First Amendment”), by and among us, as borrower, certain subsidiary guarantors party thereto, the lenders party thereto (the “Lenders”), KKR Credit Advisors (US) LLC (“KKR Credit US”), as arranger, and JPMorgan Chase Bank, N.A., as administrative agent, which amends our term credit agreement dated as of December 15, 2014 (the “Term Credit Agreement”). The First Amendment, among other things, suspends compliance with certain covenants for the calculation periods ending December 31, 2014 through March 31, 2016 (the “Covenant Suspension Period”) and provides that any failure by the Company to comply with such financial covenants during the Covenant Suspension Period will not be deemed to result in a default or event of default under the Term Credit Agreement. The First Amendment also increased the basket in the Term Credit Agreement for incurrence of “Permitted ABL Debt” from $150 million to $200 million, of which not more than $25 million may be incurred by subsidiaries that are not guarantors under the Term Credit Agreement.

Subscription Agreement. In consideration for the covenant relief described above and the other terms and provisions of the First Amendment, on March 31, 2015, we entered into a Subscription Agreement (the “Subscription Agreement”) for the issuance of 10,125,410 shares (the “Common Shares”) of our common stock to the subscribers listed therein (the “Subscribers”), in a private placement. The Common Shares were issued on March 31, 2015, contemporaneously with the execution of the Subscription Agreement. As a result of this transaction, the Subscribers are now considered “related persons” within the meaning of the SEC’s rules and regulations.

Board of Directors Observer and Representation Right. Pursuant to the First Amendment, the Lenders holding more than 50 percent of the sum of the aggregate principal amount of the loans outstanding under the Term Credit Agreement (the “Majority Lenders”) may designate one representative (an “Observer”) reasonably acceptable to the Nominating/Corporate Governance Committee of our Board of Directors to attend and observe (but not vote) at all meetings of the Board of Directors and any committee thereof. Additionally, upon prior written notice from the Majority Lenders to the Company and the Board of Directors, we are required to take all appropriate action under our organizational documents to expand the Board of Directors by one board seat (unless there is an existing vacancy on the Board of Directors), and to fill such new seat or existing vacancy with a designee nominated by the Majority Lenders who is reasonably acceptable to the Nominating/Corporate Governance Committee of the Board (the “Lender Designee”). If the Majority Lenders designate a Lender Designee, the Majority Lenders’ right to designate an Observer ceases while any such Lender Designee is serving as a member of the Board of Directors. If KKR Credit US and its affiliates cease to hold at least five percent of the outstanding shares or our common stock, Majority Lenders’ rights to designate an Observer or Lender Designee will terminate. The Majority Lenders have exercised their right to designate an Observer.

Registration Rights. In connection with the private placement of the Common Shares described above, on March 31, 2015, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Subscribers and KKR Credit US, as the representative of the Subscribers thereunder. If at any time we propose to register shares of common stock in connection with a public offering of common stock, we are required to use our reasonable best efforts to cause to be registered on the related registration statement all of the Common Shares that any Subscriber or permitted transferee requests to be included in such public offering (commonly referred to as “piggyback” registration rights). Additionally, the Registration Rights Agreement gives KKR Credit US “demand registration” rights, pursuant to which KKR Credit US may request that the Company file a registration statement to register the Common Shares then owned by the Subscribers (or their permitted transferees). KKR Credit US may request up to a total of four demand registrations and the value of Common Shares that may be offered for sale by the Subscribers (or their permitted transferees) in connection with any registered demand offering must be at least $5 million.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2015.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2015, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with to our knowledge, except that John T. McNabb, II filed one report one day late covering one transaction.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 1, 2016:

Stockholders may view this proxy statement, our form of proxy and our 2015 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

April 28, 2016

Houston, Texas

EXHIBIT A

CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS

WHEN DETERMINING DIRECTOR INDEPENDENCE

A Director will not be independent if:

(i) The Director is, or has been within the last three years, an employee of the Company;

(ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or

(vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.

For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

EXHIBIT B

Proposed Amendment to Certificate of Incorporation

of Willbros Group, Inc.

The text of Article Fifth of our Certificate of Incorporation as it is proposed to be amended follows. Additions to our current Certificate of Incorporation are indicated by underlining and deletions to our current Certificate of Incorporation are indicated by strike-outs.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors in accordance with the following:

(a) The number of directors constituting the entire Board of Directors shall be not less than three (3) directors, nor more than twelve (12) directors, the exact number within such limits to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, provided however, that the number of directors shall not be reduced so as to shorten the term of any director at that time in office.

(b) Immediately following the effective time of the merger (the “Merger”) of Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into Willbros Group, Inc., a Republic of Panama corporation, and until the 2019 annual meeting of stockholders, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. All classes shall be as nearly equal in number as possible, and no class shall include less than one (1) director. ~~Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors as constituted immediately prior to the effective time of the Merger. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the effective time of the Merger; the term of office of the initial Class II directors shall expire at the next succeeding annual meeting of stockholders; and the term of office of the initial Class III directors shall expire at the second succeeding annual meeting of stockholders. At each annual meeting of stockholders after such initial classification~~At each annual meeting of stockholders prior to the 2017 annual meeting of stockholders, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Commencing with the 2017 annual meeting of stockholders, directors to replace those whose terms expire at each annual meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders. The division of directors into classes shall terminate at the 2019 annual meeting of stockholders. Each director shall hold office until the expiration of that director’s term and until that director’s successor is elected and qualifies or until that director’s earlier death, resignation or removal. If the number of directors is changed in accordance with the terms of this Certificate of Incorporation prior to the 2019 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal in number as possible.

(c) Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until such director’s successor is elected and qualifies, and if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen ~~and until such director’s successor shall be elected and shall qualify~~, or until such director’s earlier death, resignation or removal.

(d) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), (i) prior to the 2019 annual meeting of stockholders, any director or the entire Board of Directors may be removed at any time by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote on that matter, but only for cause~~.~~ and (ii) from and after the 2019 annual meeting of stockholders, any director or the entire Board of Directors may be removed at any time by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote on that matter, with or without cause.

B-1

(e) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto (including the resolutions adopted by the Board of Directors pursuant to Article FOURTH~~), and such directors so elected shall not be divided into classes pursuant to paragraph (b) of this Article FIFTH unless expressly provided by such terms.~~).

(f) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any proposal to amend or repeal, or adopt any provision inconsistent with, this Article FIFTH or any provision of this Article FIFTH shall require the affirmative vote of the holders of 75% or more of the outstanding shares of stock of the Corporation entitled to vote on such matter.

B-2

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 31, 2016. Vote by Internet Go to www.investorvote.com/WG Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Against Abstain For Against Abstain + 01—Robert L. Sluder 02—S. Miller Williams For Against Abstain For Against Abstain 2. Amend Certificate of Incorporation to declassify the Board 3. Advisory vote to approve named executive of Directors officer compensation 4. Ratify the appointment of PricewaterhouseCoopers LLP as 5. In their discretion, the proxies are authorized to vote upon such other business as our independent registered public accounting firm for 2016 may properly come before the meeting and at any and all adjournments thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be Held on June 1, 2016: Stockholders may view this proxy statement, our form of proxy and our 2015 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Willbros Group, Inc. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held June 1, 2016 The undersigned hereby appoints Van A. Welch and Stephen W. Breitigam, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on June 1, 2016, at 8:30 a.m., local time, at the St. Regis, 1919 Briar Oaks Lane, Houston, Texas 77027, and at any and all adjournments thereof, on all matters coming before said meeting. PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side)